                                                                    EXHIBIT 10.2




                               $40,000,000 (CDN)

                           REVOLVING CREDIT AGREEMENT

                           DATED AS OF JUNE 17, 1998

                                     AMONG

                           JOHNS MANVILLE CANADA INC.

                                  AS BORROWER,

                                      AND

       JOHNS MANVILLE CORPORATION AND JOHNS MANVILLE INTERNATIONAL, INC.

                                 AS GUARANTORS

                                BANK OF MONTREAL

                             AS AGENT AND ARRANGER,

                                      AND

                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO



                                FRASER & BEATTY
                                 P. O. Box 100
                             1 First Canadian Place
                                Toronto, Ontario
                                    M5X 1B2

                               TABLE OF CONTENTS
                               -----------------
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      Section                                                                            Page
      -------                                                                            ----

ARTICLE I      DEFINITIONS.............................................................     1
          1.1  Certain Defined Terms...................................................     1
          1.2  Other Interpretive Provisions...........................................    16
          1.3  Accounting Principles...................................................    17
          1.4  Currency Equivalents Generally..........................................    17
          1.5  Certain Financial Covenant Matters......................................    17

ARTICLE II     THE CREDITS.............................................................    18
          2.1  Amounts and Terms of Commitments........................................    18
               (a) The Revolving Loans.................................................    18
               (b) Borrower's Request for Increased Commitment.........................    18
          2.2  Loan Accounts...........................................................    19
          2.3  Procedure for Borrowing.................................................    19
          2.4  Conversion and Continuation Elections...................................    20
          2.5  [INTENTIONALLY DELETED].................................................    22
          2.6  [INTENTIONALLY DELETED].................................................    22
          2.7  Currency Exchange Fluctuations..........................................    22
          2.8  [INTENTIONALLY DELETED].................................................    22
          2.9  Voluntary Termination or Reduction of Commitments.......................    22
         2.10  Optional Prepayments....................................................    22
         2.11  [INTENTIONALLY DELETED].................................................    23
         2.12  Repayment of the Revolving Loans........................................    23
         2.13  Interest................................................................    24
         2.14
               (a) Arrangement Fee.....................................................    25
               (b) Facility Fees.......................................................    25
               (c) BA Stamping Fees....................................................    25
         2.15  Computation of Fees and Interest........................................    25
         2.16  Payments by the Borrower................................................    26
         2.17  Payments by the Banks to the Agent......................................    26
         2.18  Sharing of Payments, Etc................................................    27
         2.19  The Borrower's Designee.................................................    27

ARTICLE III    BANKERS' ACCEPTANCES....................................................    28
          3.1  Bankers' Acceptances....................................................    28
          3.2  BA Advance Procedures...................................................    30

ARTICLE IV     TAXES, YIELD PROTECTION AND ILLEGALITY..................................    31
          4.1  Taxes...................................................................    31
          4.2  Illegality..............................................................    32
          4.3  Increased Costs and Reduction of Return.................................    33
          4.4  Funding Losses..........................................................    34
          4.5  Inability to Determine Rates............................................    34
          4.6  Reserves on LIBOR Loans.................................................    34
          4.7  Certificates of Banks...................................................    35

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
          4.8  Substitution of Banks...................................................    35
          4.9  Change of Lending Office................................................    35
         4.10  Survival................................................................    35

ARTICLE V      CONDITIONS PRECEDENT....................................................    36
          5.1  Conditions of Initial Credit Extensions.................................    36
               (a) Credit Agreement and Notes..........................................    36
               (b) Guaranty............................................................    36
               (c) Resolutions.........................................................    36
               (d) Organization Documents..............................................    36
               (e) Legal Opinions......................................................    36
               (f) Payment of Fees.....................................................    36
          5.2  Conditions to All Credit Extensions.....................................    36
               (a) Notice, Application.................................................    37
               (b) Continuation of Representations and Warranties......................    37
               (c) No Existing Default.................................................    37

ARTICLE VI     REPRESENTATIONS AND WARRANTIES..........................................    37
          6.1  Corporate Existence and Power...........................................    37
          6.2  Authorization...........................................................    37
          6.3  Governmental Authorization..............................................    38
          6.4  Binding Effect..........................................................    38
          6.5  Litigation..............................................................    38
          6.6  No Defaults.............................................................    38
          6.7  ERISA and Canadian Pension Benefits and Employment Benefits Compliance..    38
          6.8  [INTENTIONALLY DELETED].................................................    39
          6.9  Title to Properties.....................................................    39
         6.10  Taxes...................................................................    39
         6.11  Financial Condition.....................................................    39
         6.12  Environmental Matters...................................................    40
         6.13  Regulated Entities......................................................    40
         6.14  Copyrights, Patents, Trademarks and Licenses, Etc.......................    40
         6.15  Insurance...............................................................    40
         6.16  Full Disclosure.........................................................    40
         6.17  Year 2000...............................................................    41

ARTICLE VII..  AFFIRMATIVE COVENANTS...................................................    41
          7.1  Financial Statements....................................................    41
          7.2  Certificates; Other Information.........................................    42
          7.3  Notices.................................................................    42
          7.4  Preservation of Corporate Existence Etc.................................    43
          7.5  Maintenance of Property.................................................    43
          7.6  Insurance...............................................................    43
          7.7  Payment of Obligations by JM............................................    43
          7.8  Compliance with Laws....................................................    44
          7.9  Inspection of Property and Books and Records............................    44
         7.10  Use of Proceeds.........................................................    44
         7.11  [INTENTIONALLY DELETED].................................................    44

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                                      ii
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
         7.12  [INTENTIONALLY DELETED].................................................    44
         7.13  Payment of Obligations by Borrower......................................    44

ARTICLE VIII.  NEGATIVE COVENANTS......................................................    45
          8.1  Limitation on Liens.....................................................    45
          8.2  Disposition of Assets...................................................    47
          8.3  Consolidations and Mergers..............................................    47
          8.4  Loans and Investments...................................................    48
          8.5  Limitation on Indebtedness..............................................    49
          8.6  Use of Proceeds.........................................................    49
          8.7  Restricted Payments.....................................................    49
          8.8  ERISA...................................................................    50
          8.9  Change in Business......................................................    50
         8.10  Minimum Fixed Charge Coverage Ratio.....................................    50
         8.11  Maximum Leverage Ratio..................................................    50
         8.12  Minimum Consolidated Net Worth..........................................    50
         8.13  [INTENTIONALLY DELETED].................................................    51
         8.14  Non-Material Subsidiaries...............................................    51
         8.15  Unrestricted Subsidiaries...............................................    51

ARTICLE IX     EVENTS OF DEFAULT.......................................................    51
          9.1  Event of Default........................................................    51
               (a) Non-Payment.........................................................    51
               (b) Representation or Warranty..........................................    52
               (c) Specific Defaults...................................................    52
               (d) Other Defaults......................................................    52
               (e) Cross-Default.......................................................    52
               (f) Insolvency..........................................................    52
               (g) Involuntary Proceedings.............................................    52
               (h) ERISA...............................................................    52
               (i) Monetary Judgments..................................................    53
               (j) Change of Control...................................................    53
               (k) Guarantor Defaults..................................................    53
          9.2  Remedies................................................................    53

ARTICLE X      THE AGENT...............................................................    54
         10.1  Appointment and Authorization; "Agent"..................................    54
         10.2  Delegation of Duties....................................................    54
         10.3  Liability of Agent......................................................    54
         10.4  Reliance by Agent.......................................................    54
         10.5  Notice of Default.......................................................    55
         10.6  Credit Decision.........................................................    55
         10.7  Indemnification of Agent................................................    56
         10.8  Agent in Individual Capacity............................................    56
         10.9  Successor Agent.........................................................    56
        10.10  Withholding Tax.........................................................    57
        10.11  [INTENTIONALLY DELETED].................................................    57

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                                      iii
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
ARTICLE XI     MISCELLANEOUS...........................................................    57
         11.1  Amendments and Waivers..................................................    57
         11.2  Notices.................................................................    58
         11.3  No Waiver, Cumulative Remedies..........................................    58
         11.4  Costs and Expenses......................................................    58
         11.5  Indemnification.........................................................    59
         11.6  Payments Set Aside......................................................    59
         11.7  Successors and Assigns..................................................    59
         11.8  Assignments, Participations, Etc........................................    60
         11.9  Confidentiality.........................................................    61
        11.10  Set-off.................................................................    62
        11.11  Notification of Addresses, Lending Offices, Etc.........................    62
        11.12  Counterparts............................................................    62
        11.13  Severability............................................................    62
        11.14  No Third Parties Benefited..............................................    62
        11.15  Governing Law and Jurisdiction..........................................    62
        11.16  Waiver of Jury Trial....................................................    63
        11.17  Judgment................................................................    63
        11.18  [INTENTIONALLY DELETED].................................................    64
        11.19  Entire Agreement........................................................    64

ANNEXES

Annex I  Pricing Grid

SCHEDULES

Schedule 2.1  Commitments and Pro Rata Shares
Schedule 11.2  Payment Offices; Addresses for Notices; Lending Offices

EXHIBITS

Exhibit A  Form of Notice of Borrowing
Exhibit B  Form of Notice of Conversion/Continuation
Exhibit C  Form of Bankers' Acceptance Power of Attorney
Exhibit D  Form of Compliance Certificate
Exhibit E  Form of Legal Opinion of Counsel to the Guarantors
Exhibit F  Form of Legal Opinion of Counsel to the Borrower
Exhibit G  Form of Assignment and Acceptance
Exhibit H  Form of Promissory Note
Exhibit I  Form of Notice of Designation of Unrestricted Subsidiary

                           REVOLVING CREDIT AGREEMENT
                           --------------------------


          This REVOLVING CREDIT AGREEMENT entered into as of June 17, 1998, is made among Johns Manville Canada Inc., a corporation incorporated under the laws of the Province of New Brunswick (hereafter referred to as the "Borrower"), Johns Manville Corporation, a Delaware corporation ("JM"), and Johns Manville
                                                     --
International, Inc., a Delaware corporation ("JMII"), (collectively referred to below as the "Guarantors" and each a "Guarantor"), the several financial institutions from time to time party to this Agreement (individually, a "Bank"
                                                                         ----
and, collectively, the "Banks"), and Bank of Montreal as agent for itself and
                        -----
the other Banks (in such capacity, the "Agent").
                                        -----

          WHEREAS, the Banks have agreed to make available to the Borrower a revolving credit facility in aggregate not to exceed the principal amount of $40,000,000 Cdn., upon the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I
                                   ---------

                                  DEFINITIONS
                                  -----------

1.1    Certain Defined Terms. The following terms have the following meanings
       ---------------------
when used herein (including in the Recitals hereof):

          "ACQUISITION" means any transaction or series of related transactions
           -----------
          for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that JM or the Subsidiary is the surviving
                       --------
          entity.

          "ADJUSTED PRIME RATE" means at any time, the annual rate of interest
           -------------------
          equal to the higher of: (i) the Prime Rate; and (ii) the 30 Day Bankers' Acceptance Rate plus 3/4 of 1% per annum. For purposes of this Agreement the "Prime Rate" means the floating annual rate of interest established from time to time by Bank of Montreal as the reference rate it will use for purposes of determining rates of interest it will charge on Canadian Dollar loans to customers in Canada and designated as its prime rate.

          "AFFILIATE" means, as to any Person, any other Person which, directly
           ---------
          or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "AGENT" means Bank of Montreal in its capacity as agent for the Banks
           -----
          hereunder, and any successor agent arising under Section 10.9.

          "AGENT-RELATED PERSONS" means Bank of Montreal and any successor agent
           ---------------------
          arising under Section 10.9 and its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "AGENT'S PAYMENT OFFICE" means the address for payments set forth on
           ----------------------
          Schedule 11.2 or such other address as the Agent may from time to time specify.

          "AGGREGATE COMMITMENT" means the combined Commitments of the Banks.
           --------------------

          "AGREEMENT" means this Revolving Credit Agreement.
           ---------

          "APPLICABLE CURRENCY" means, as to any particular payment or Loan,
           -------------------
          either United States Dollars or Canadian Dollars, as applicable, in which such Loan was denominated when advanced or in which such payment is payable pursuant to this Agreement.

          "APPLICABLE FEE AMOUNT" means with respect to the facility fees the
           ---------------------
          amount set forth opposite the indicated Level below the heading "Facility Fee", in the pricing grid set forth on Annex I in accordance
                                                           -------
          with the parameters for calculations of such amount also set forth on

          Annex I.
          -------

          "APPLICABLE MARGIN" means, with respect to any Loans being made
           -----------------
          hereunder, the amount set forth opposite the indicated Level in the pricing grid set forth on Annex I in accordance with the parameters
                                    -------
          for calculations of such amounts also set forth on Annex I.
                                                             -------

          "ARRANGER" means Bank of Montreal, in its capacity as arranger
           --------
          hereunder.

          "ASSIGNEE" has the meaning specified in subsection 11.8(a).
           --------

          "ASSIGNMENT AND ACCEPTANCE" has the meaning specified in subsection
           -------------------------
          11.8(a).

          "ATTORNEY COSTS" means and includes all fees and disbursements of any
           --------------
          law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "BA ADVANCE" means an advance made pursuant to a Bankers' Acceptance
           ----------
          issued by the Borrower and accepted by a Bank pursuant to this Agreement.

          "BA PROCEEDS" means the face amount of each Bankers' Acceptance
           -----------
          accepted by a Bank hereunder on a Borrowing Date less (a) an amount equal to the amount that will yield to such Bank the applicable CDOR BA Rate and (b) the applicable BA Stamping Fee.

          "BA STAMPING FEE" means the fee, determined with reference to the
           ---------------
          pricing grid set forth on Annex 1, payable by the Borrower pursuant to subsection 2.14(c) in Canadian Dollars.

          "BANKERS' ACCEPTANCE" means a draft or bill of exchange in Canadian
           -------------------
          Dollars issued by the Borrower and accepted by a Bank pursuant to this Agreement.

          "BANK" has the meaning specified in the introductory clause hereto and
           ----
          includes Bank of Montreal in its capacity as a Bank.

          "BANKING DAY" means any day (other than a Saturday, Sunday or other
           -----------
          day on which Bank of Montreal in Toronto, Ontario is authorized or required by law to close) on which commercial banks are open for the transaction of business in the ordinary course in Toronto and with respect to any disbursements and payments in and calculations pertaining to any LIBOR Loan, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in U.S. Dollars are carried on in the London inter bank market.

          "BANKRUPTCY AND INSOLVENCY ACT" means the Canadian Federal Bankruptcy
           -----------------------------
          and Insolvency Act, R.S.C. 1985, c. B-3, as amended.

          "BANKRUPTCY CODE" means the United States Federal Bankruptcy Reform
           ---------------
          Act of 1978 (11 U.S.C. 101, et seq.).
                                       ------

          "BASE RATE" means, for any day, the higher of: (a) the Federal Funds
           ----------
          Rate plus 1/2 of 1% per annum; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of Montreal, as the reference rate it uses from time to time for purposes of determining rates of interest on U.S. Dollar loans to customers in Canada and designated as its U.S. base rate. (That reference rate announced by Bank of Montreal from time to time is a rate set by Bank of Montreal based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

          "BORROWER" means Johns Manville Canada Inc.
           --------

          "BORROWER'S DESIGNEE" means JM, and any successor agent for the
           -------------------
          Borrower pursuant to Section 2.19.

          "BORROWING" means a borrowing or advance of credit hereunder
           ---------
          consisting of any Revolving Loans made to the Borrower on the same day by any of the Banks or the Agent.

          "BORROWING DATE" means any date on which a Borrowing occurs under
           --------------
          Section 2.3 or Section 2.4.

          "BUSINESS DAY" means any day (other than a Saturday, Sunday or other
           ------------
          day on which Bank of Montreal in Toronto, Ontario is authorized or required by law to close) on which commercial banks are open for the transaction of business in the ordinary course in Toronto if the applicable Business Day relates to any LIBOR Loan, means a Banking Day.

          "CDOR BA RATE" means as it pertains to each Bankers' Acceptance issued
           ------------
          by the Borrower and accepted by a Bank pursuant to this Agreement (a) with respect to any Bank that is a Schedule I Bank under the Bank Act (Canada) purchasing and accepting such Bankers' Acceptances on any Business Day, the average BA Rate as quoted on Reuters page CDOR at 10:00 a.m. (Toronto time) determined by the Agent to be in effect that day with respect to such Bankers' Acceptance (the "CDOR Rate"); or (b) with respect to any Bank which is a Schedule II Bank under the Bank Act (Canada) purchasing and accepting such Bankers' Acceptances on any Business Day, the lesser of (i) the CDOR Rate plus 0.05% per annum;
          (ii) the arithmetic average determined by the Agent of the respective discount rates expressed as an annual percentage rate of interest quoted to the Agent by two Schedule II Canadian banks (selected and agreed on by the Agent and the Borrower's Designee) as the rates applicable on that day by each such Schedule II Bank as being the rates at which they each would purchase Canadian Dollar denominated bankers acceptances on that day, having the same term as the Bankers' Acceptance being purchased and accepted, as of 10:00 a.m., Toronto, Ontario, local time.

          "CANADIAN DOLLARS" or "CDN." means the lawful money of Canada.
           ----------------      ----

          "CANADIAN DOLLAR ADVANCE" means a direct advance of cash in Canadian
           -----------------------
          Dollars by the Agent on behalf of the Banks, or by a Bank, to the Borrower comprising a Borrowing in respect of which interest is calculated and payable at the Adjusted Prime Rate;

          "CANADIAN DOLLAR EQUIVALENT AMOUNT" means, on any given date, the
           ---------------------------------
          amount of Canadian Dollars which could be purchased with the relevant amount of United States Dollars at the then applicable Spot Rate on such date (and if such date is not a Business Day, on the preceding Business Day) for the purchase of Canadian Dollars with United States Dollars.

          "CAPITAL ADEQUACY REGULATION" means any guideline, request or
           ---------------------------
          directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding the capital adequacy of any bank or of any corporation controlling a bank.

          "CHANGE OF CONTROL" means (i) any "person" (as such term is used in
           -----------------
          subsections 13(d) and 14(d) of the Exchange Act) or group of persons other than the Trust on or after the Closing Date is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of JM representing 35% or more of the combined voting power of JM's then-outstanding voting securities (the "Voting Securities"), and (ii) the percentage of the
                           -----------------
          Voting Securities of which such person or group of persons is the direct or indirect "beneficial owner" exceeds the percentage of the Voting Securities of which the Trust is the direct or indirect "beneficial owner".

          "CLOSING DATE" means the date on which all conditions precedent set
           ------------
          forth in Section 5.1 are satisfied or waived by all Banks (or, in the case of subsection 5.1(f), waived by the Person entitled to receive such payment).

          "CODE" means the Internal Revenue Code of 1986.
           ----

          "COMBINED MAJORITY BANKS" means Banks and lenders party to the U.S.
           -----------------------
          Credit Agreement having or holding 51% or more of the sum of (y) prior to the cancellation or termination of the Commitments, the aggregate Commitments at such time and, upon and after the termination or cancellation of the Commitments, the aggregate principal amount of the Loans outstanding at such time plus (z) prior to the cancellation or termination of the commitments under the U.S. Credit Agreement, the aggregate amount of such commitments at such time and, upon and after the termination of such commitments, the aggregate principal amount of Revolving Loans and participations in L/C Obligations (as such terms are defined in the U.S. Credit Agreement) outstanding at such time.

          "COMMITMENT", as to each Bank, has the meaning specified in Section
           ----------
          2.1(a).

          "COMPANIES' CREDITORS ARRANGEMENT ACT" means the Canadian Federal
           ------------------------------------
          Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form
           ----------------------
          of Exhibit D.

          "COMPUTATION DATE" means (a) each date on which a Borrowing is to be
           ----------------
          made hereunder, (b) each Conversion/Continuation Date (including each date on which a BA Advance is rolled over) and (c) the last day of each calendar quarter.

          "CONSOLIDATED FUNDED DEBT" means Indebtedness of JM and its
           ------------------------
          Subsidiaries, eliminating inter-company items, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED NET INCOME" and "CONSOLIDATED NET LOSS" mean,
           -----------------------       ---------------------
          respectively, for any period, net income or loss for such period, but without giving effect to any extraordinary gains or losses, determined on a consolidated basis for JM and its Subsidiaries in accordance with GAAP.

          "CONSOLIDATED NET WORTH" means, as of any date of determination, total
           ----------------------
          assets minus total liabilities, without giving effect to any currency translation adjustments, determined on a consolidated basis for JM and its Subsidiaries in accordance with GAAP.

          "CONSOLIDATED TOTAL ASSETS" means, as of any date of determination,
           -------------------------
          total assets of JM and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any
           ----------------------
          security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "CONVERSION/CONTINUATION DATE" means any date on which, under Section
           ----------------------------
          2.4, the Borrower (a) converts Loans of one Type to another Type or
          (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "CREDIT EXTENSION" means and includes the making of any Revolving
           ----------------
          Loans hereunder. The conversion or continuation of a Loan as provided for herein shall not be considered a Credit Extension.

          "DEFAULT" means any event or circumstance which, with the giving of
           -------
          notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "EBIT" means, for any period, Consolidated Net Income or Consolidated
           ----
          Net Loss, as the case may be, for such period, plus the sum of (a)
                                                         ----
          interest expense (net of interest income), and (b) income tax expense, in each case, which were deductible in determining Consolidated Net Income or Consolidated Net Loss for such period, determined on a consolidated basis for JM and its Subsidiaries in accordance with GAAP.

          "EBITDA" means, for any period, EBIT for such period, plus the sum of
           ------                                               ----
          (a) depletion and depreciation expense and (b) amortization expense, in each case, which were deductible in determining Consolidated Net Income or Consolidated

          Net Loss for such period, determined on a consolidated basis for JM and its Subsidiaries in accordance with GAAP.

          "ELIGIBLE ASSIGNEE" means a financial institution organized under the
           -----------------
          laws of Canada, or any province thereof and resident in Canada for purposes of the Income Tax Act of Canada and having a combined capital and surplus of at least $250,000,000.

          "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any
           --------------------
          Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "ENVIRONMENTAL LAWS" means all U.S. and Canadian federal, state,
           ------------------
          provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974.
           -----

          "ERISA AFFILIATE" means any trade or business (whether or not
           ---------------
          incorporated) under common control with JM within the meaning of
          Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA EVENT" means (a) a Reportable Event with respect to a Pension
           -----------
          Plan; (b) a withdrawal by JM or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by JM or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to laminate under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the lamination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
          (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon JM or any ERISA Affiliate.

          "EVENT OF DEFAULT" means any of the events or circumstances specified
           ----------------
          in Section 9.1.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, and the
           -------------
          applicable rules and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any
           ----
          Governmental Authority succeeding to any of its principal functions.

          "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the
           ------------------
          weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York with respect to the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published with respect to any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "FEE LETTER" means the letter agreement referred to in subsection
           ----------
          2.14(a).

          "FRB" means the Board of Governors of the Federal Reserve System, and
           ---
          any Governmental Authority succeeding to any of its principal functions.

          "FURTHER TAXES" means any and all present or future taxes, levies,
           -------------
          assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any Canadian Governmental Authority on account of amounts payable or paid pursuant to Section 4.1.

          "GAAP" means generally accepted accounting principles in the United
           ----
          States as in effect from time to time.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state,
           ----------------------
          province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "GUARANTOR" means individually each of JM and JMII and "GUARANTORS"
           ---------                                              ----------
          means them both collectively.

          "GUARANTY" means the guaranty of each Guarantor dated the date hereof
           --------
          and executed and delivered to the Agent in respect of the Obligations hereunder and any other guaranty under any separate agreement executed by any Guarantor pursuant to which it guarantees the Obligations.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all
           ------------
          indebtedness of such Person (including with respect to any Loans hereunder) for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business) to the extent such amounts would in accordance with GAAP be recorded as debt on a balance sheet of such Person; (c) all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments that have remained unpaid for more than three Business Days; (d) all obligations evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to leases which are or should be capitalized on the balance sheet of such Person in accordance with GAAP; (g) the current portion of all obligations of such Person arising with respect to preferred stock that is mandatorily redeemable by such Person; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (i) all guaranties and other direct and indirect liabilities of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and (j) the aggregate financing amount payable from accounts receivable in connection with Permitted Receivables Purchase Facilities. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer or a member.

          "INDEMNIFIED LIABILITIES" has the meaning specified in Section 11.5.
           -----------------------

          "INDEMNIFIED PERSON" has the meaning specified in Section 11.5.
           ------------------

          "INDEPENDENT AUDITOR" has the meaning specified in subsection 7.1(a).
           -------------------

          "INSOLVENCY PROCEEDING" means, with respect to any Person, (a) any
           ---------------------
          case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under U.S. or

          Canadian Federal, provincial, state or foreign law or (c) any motion, proceeding, application, petition, notice under or other action in "respect of such person under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada).

          "INTEREST PAYMENT DATE" means (i) as to any Revolving Loan other than
           ---------------------
          BA Advances and LIBOR Loans, the last day of each calendar quarter and
          (ii) with respect to any LIBOR Loan the last day of each Interest Period applicable thereto provided that if any Interest Period for a LIBOR Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date for such LIBOR Loan.

          "INTEREST PERIOD" means as to any LIBOR Loan, the period commencing on
           ---------------
          the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower's Designee on behalf of the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;

          provided that:
          --------

         (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

         (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the and of such Interest Period) shall end on the last Business Day of the calendar month at the and of such Interest Period; and

         (iii) no Interest Period for any Loan shall extend beyond the date set forth in clause (a) of the definition of "Revolving Termination Date."

          "IRS" means the Internal Revenue Service, and any Governmental
           ---
          Authority succeeding to any of its principal functions under the Code.

          "JOINT VENTURE" means a corporation, partnership, limited liability
           -------------
          company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by JM or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "LENDING OFFICE" means, as to any Bank, the office or offices of such
           --------------
          Bank specified as its "Lending Office" on Schedule 11.2, or such other
                                                    -------------
          office or offices as such Bank may from time to time notify to the Borrower's Designee and the Agent.

          "LEVERAGE RATIO" means, as of the last day of any fiscal quarter, the
           --------------
          ratio of (a) Consolidated Funded Debt on such day to (b) EBITDA for the period of four consecutive fiscal quarters ended on such day.

          "LIBOR LOAN" means a Revolving Loan that bears interest based on the
           ----------
          Offshore Rate, denominated in United States Dollars.

          "LIEN" means any security interest, mortgage, deed of trust, pledge,
           ----
          hypothecation, assignment, charge, encumbrance or lien (statutory or other) of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, or the interest of a lessor under a capital lease, but not including the interest of a lessor under an operating lease.

          "LOAN" means an extension of credit, in the form of a Revolving Loan
           ----
          under Article II, which may be Canadian Dollar Advances, U.S. Dollar Loans, LIBOR Loans or BA Advances (each a "Type" of Loan).
                                                     ----

          "LOAN AVAILABILITY DATE" means the date occurring simultaneously with
           ----------------------
          or after the Closing Date upon which all conditions precedent to the initial Credit Extension hereunder specified in Section 5.1 and 5.2 are satisfied or waived by all Banks.

          "LOAN DOCUMENTS" means this Agreement, any Notes, the Fee Letter, and
           --------------
          all other contracts and agreements delivered to the Agent or any Bank in connection herewith.

          "LOAN PARTY" means each of the Borrower, JM and JMII.
           ----------

          "MAJORITY BANKS" means at any time Banks then holding 51% or more of
           --------------
          the Canadian Dollar Equivalent Amount of the then aggregate outstanding Borrowings of all the Banks, or, if no Borrowings are then outstanding, Banks then having 51% or more of the Commitments.

          "MARGIN STOCK" means "margin stock" as such tam is defined in
           ------------
          Regulation T, U or X of the FRB.

          "MATERIAL ADVERSE EFFECT" means a material adverse change in, or a
           -----------------------
          material adverse effect upon, the results of operations, business, or financial condition of JM or JM and its Subsidiaries taken as a whole.

          "MATERIAL SUBSIDIARY" means, at any time, any direct or indirect
           -------------------
          Subsidiary of JM which meets either of the following conditions (i) JM's and its other Subsidiaries' proportionate share of the total assets (after inter-company elimination's) of such Subsidiary exceeds 5% of the total assets of JM and all of its Subsidiaries on a consolidated basis; or (ii) the income from continuing operations of such Subsidiary before income taxes, extraordinary items and cumulative effect of any change in accounting principles exceeds 5% of such income of JM and all of its Subsidiaries on a consolidated basis, as of the end of or for, as the case may be, the then most recently completed fiscal year of JM, based upon the annual financial statements for such fiscal year delivered to the Agent under Section
          7.1 or, if such financial statements have not yet been delivered to the Agent, then based upon financial statements as of the end of or for, as the case may be, the most recently ended fiscal quarter of JM for which financial statements have been made available to the Agent pursuant to Section 7.1.

          "MINIMUM AMOUNT" means (i) in the case of Canadian Dollar Advances, an
           --------------
          aggregate minimum amount of at least $1,000,000 (Cdn.), (ii) in the case of U.S. Dollar Loans, an aggregate minimum amount of at least $1,000,000 (U.S.), (iii) in the case of LIBOR Loans, an aggregate minimum amount of at least $1,000,000 (U.S.), and (iv) in the case of BA Advances, an aggregate minimum amount of at least $1,000,000(Cdn.) in integral multiples of $100,000 (Cdn.); provided that for every
                                                    --------
          additional Bank that becomes a party hereto resulting in an increase in the Aggregate Commitment, such Minimum Amounts shall be increased by $1,000,000 (Cdn.).

          "MULTIEMPLOYER PLAN" means a "multiemployer plan", within the meaning
           ------------------
          of Section 4001(a)(3) of ERISA, to which JM or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "NOTE" means a promissory note executed by the Borrower in favor of a
           ----
          Bank pursuant to subsection 2.2(b), in substantially the form of

          Exhibit H.
          ----------

          "NOTICE OF BORROWING" means a notice in substantially the form of
           -------------------
          Exhibit A.
          ----------

          "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially
           ---------------------------------
          the form of Exhibit B.
                      ---------

          "OBLIGATIONS" means collectively the aggregate outstanding principal,
           -----------
          accrued interest, and all costs and fees in respect of all Loans, and other Indebtedness arising under any Loan Document and any Swap Contract, in each case owing by the Borrower to any Bank and in the case of any Swap Contract, to any Affiliate of any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "OFFSHORE RATE" means with respect to LIBOR Loans comprising part of
           -------------
          the same Borrowing for any Interest Period:

          (i) the rate of interest per annum determined by the Agent to be the rate of interest per annum (rounded upward to the nearest 1/100th of 1%) appearing on Telerate display page 3750 (or any replacement page thereof or if not available, appearing on the Reuters page LIBO) for deposits in U.S. Dollars in the approximate amount of the LIBOR Loan to be made, continued or converted and having a maturity comparable to such Interest Period, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, subject to clause (ii) below; or

          (ii) if for any reason the rate is not available as provided in the preceding clause (i) of this definition, the "Offshore Rate"
                                                             -------------
               instead means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the nearest 1/100th of 1%) of the rates of interest per annum determined by the Agent as the rate of interest at which deposits in U.S. Dollars in the approximate amount of the LIBOR Loan to be made, continued or converted by the Agent, and having a maturity comparable to such Interest Period, would be offered to major banks in the London inter bank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "ORGANIZATION DOCUMENTS" means for any Person the certificate or
           ----------------------
          articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, any other applicable organizational or constitutional documents and all applicable resolutions of the board of directors (or any committee thereof) of such Person.

          "PARTICIPANT" has the meaning specified in subsection 11.8(d).
           -----------

          "PBGC" means the Pension Benefit Guaranty Corporation, or any
           ----
          Governmental Authority succeeding to any of its principal functions under ERISA.

          "PENSION PLAN" means a pension plan (as defined in Section 3(2) of
           ------------
          ERISA) subject to Title IV of ERISA which JM sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years and any pension plan which JM or the Borrower sponsors, maintains or to which it makes, is making, or is obligated to make contributions under the laws of Canada.

          "PERMITTED LIENS" has the meaning specified in Section 8.1.
           ---------------

          "PERMITTED RECEIVABLES" shall mean all obligations of any obligor
           ---------------------
          (whether now existing or hereafter arising) under a contract for sale of goods or services by JM or any of its Subsidiaries, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of JM or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

          "PERMITTED RECEIVABLES PURCHASE FACILITY" shall mean any agreement of
           ---------------------------------------
          JM or any of its Subsidiaries providing for sales, transfers or conveyances of Permitted Receivables purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Permitted Receivables (or against any of such seller's Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Permitted Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels.

          "PERSON" means an individual, partnership, corporation, limited
           ------
          liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or any other entity of whatever nature.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of
           ----
          ERISA) which JM sponsors or maintains or to which JM makes, is making, or is obligated to make contributions and any similar or comparable employee benefit plan which the Borrower sponsors or maintains or to which it makes or is making or is obligated to make any contributions and includes any Pension Plan.

          "PRO RATA SHARE" means, as to any Bank at any time, the percentage
           --------------
          equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the Aggregate Commitment (or, if all Commitments have been terminated, the aggregate principal amount of such Bank's Loans divided by the aggregate principal amount of the Loans than held by all Banks). The initial Pro Rata Share of each Bank is set forth opposite such Bank's name in

          Schedule 2.1 under the heading "Pro Rata Share."
          ------------

          "REPLACEMENT BANK" has the meaning specified in Section 4.8.
           ----------------

          "REPORTABLE EVENT" means any of the events set forth in Section
           ----------------
          4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC or, as it relates to the Borrower, any event which is, or would require the Borrower to give any notice to, or seek consent from, any Canadian Governmental Authority in respect of, a violation or breach of any Canadian pension benefits or employment standards laws or regulations (other than any violation or breach that would not reasonably be expected to have a Material Adverse Effect).

          "REQUIREMENT OF LAW" means as to any Person, any law (statutory or
           ------------------
          common), treaty, rule or regulation or delimitation of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "RESPONSIBLE OFFICER" means, as to any Loan Party, its chief executive
           -------------------
          officer, president, chief financial officer or treasurer, or any other officer having substantially the same authority.

          "REVOLVING LOAN" has the meaning specified in Section 2.1.
           --------------

          "REVOLVING TERMINATION DATE" means the earlier to occur of: (a) June
           --------------------------
          17, 2003; and (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement; subject to extension as provided in Section 2.12(b).

          "SAME DAY FUNDS" means (i) with respect to disbursements and payments
           --------------
          in respect of BA Advances and Canadian Dollar Advances, same day funds for settlement on such day in Canadian Dollars, and (ii) with respect to disbursements and payments in respect of LIBOR Loans and U.S. Dollar Loans, same day funds for settlement on such day in U.S. Dollars and (iii) with respect to all other disbursements and payments due hereunder, same day funds for settlement on such day in Canadian Dollars.

          "SEC" means the Securities and Exchange Commission, or any
           ---
          Governmental Authority succeeding to any of its principal functions.

          "SPOT RATE" for a currency means the rate determined by the Agent to
           ---------
          be the rate quoted by Bank of Montreal as the spot rate for the purchase by Bank of Montreal of such currency with another currency through its Main Toronto branch at approximately 11:00 a.m. (Toronto time) on the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Agent may use any reasonable method as it deems applicable to determine such rate hereunder, and such determination shall be conclusive absent manifest error (without prejudice to the determination of the reasonableness of such method).

          "SUBSIDIARY" of a Person means any corporation, association,
           ----------
          partnership, limited liability company, joint venture or other business entity of which more than 50% of the outstanding voting stock, membership interests or other equity interests (in the case of Persons other than corporations) having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof, but in any event shall not include any Unrestricted Subsidiary other than for purposes of Section 7.1. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of JM.

          "SURETY INSTRUMENTS" means for purposes of the definition of
           ------------------
          Indebtedness hereunder all letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "SWAP CONTRACT" means any agreement, whether or not in writing,
           -------------
          relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "SYNDICATION AGENT" means Bank of Montreal.
           -----------------

          "TAXES" means any and all present or future U.S. and Canadian taxes,
           -----
          levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office or has a principal executive office, and (ii) in the case of each Bank and the Agent, taxes imposed solely by reason of the Bank or the Agent (as the case may be) doing business in the jurisdiction imposing such tax, other than solely as a result of this Agreement or any other Loan Document or any transaction contemplated hereby.

          "30 DAY BANKERS' ACCEPTANCE RATE" means the annual rate of interest
           -------------------------------
          equal to the average "BA 1 Month" interest rates for Canadian Dollar denominated bankers' acceptances displayed and identified as such on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 11:00 A.M. Toronto, Ontario local time on any particular day and, if such day is not a

          Business Day, then on the immediately preceding Business Day (as adjusted by the Agent after 11:00 A.M. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest). If such rates are not available on the Reuters Screen CDOR Page on any particular day, then the 30 Day Bankers' Acceptance Rate on that day shall be calculated as the arithmetic mean of the 30 day rates applicable to Canadian Dollar denominated banker's acceptances quoted by the Agent and two other financial institutions (selected and agreed upon between the Agent and the Borrower's Designee) as of 11:00 A.M. Toronto, Ontario local time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;

          "TRUST" means The Manville Personal Injury Settlement Trust.
           -----

          "TYPE" has the meaning specified in the definition of "Loan."
           ----

          "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit
           --------------------------
          liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year or the functional equivalent thereof under applicable Canadian law.

          "UNITED STATES" and "U.S." each means the United States of America.
           -------------       ----

          "UNITED STATES DOLLARS", or "U.S. DOLLARS" each mean lawful money of
           ---------------------       -------------
          the United States.

          "U.S. CREDIT AGREEMENT" means that certain revolving multicurrency
           ---------------------
          credit agreement dated May 15, 1998 among JM and JMII, as initial borrowers, Bank of America National Trust and Savings Association, as agent, Bancamerica Robertson Stephens and The Bank of New York, as syndication agents and the other financial institutions party thereto, as the same may be amended, supplemented, restated or extended from time to time.

          "U.S. DOLLAR EQUIVALENT AMOUNT" means, on any given date, the amount
           -----------------------------
          of U.S. Dollars which could be purchased with the relevant amount of Canadian Dollars at the then applicable Spot Rate on such date (or if such date is not a Business Day, on the preceding Business Day) for the purchase of U.S. Dollars with Canadian Dollars.

          "U.S. DOLLAR LOANS" means a direct advance of cash in U.S. Dollars by
           -----------------
          the Agent on behalf of the Banks, or by a Bank, to the Borrower comprising a Borrowing in respect of which interest is calculated and payable at the Base Rate.

          "UNRESTRICTED SUBSIDIARY" means any Subsidiary designated by JM as an
           -----------------------
          Unrestricted Subsidiary in accordance with the provisions of Section 8.15.

          "WHOLLY OWNED SUBSIDIARY" means any corporation in which (other than
           -----------------------
          directors' qualifying shares) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by JM, or by one or more of the other Wholly Owned Subsidiaries, or both.

1.2    Other Interpretive Provisions
       -----------------------------

     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (c)  (i)    The term "documents" includes any and all instruments,
                 documents, agreements, certificates, indentures, notices and other writings, however evidenced.

          (ii) The term "including" is not limiting and means "including without limitation."

          (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

     (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

     (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

     (g) This Agreement and the other Loan Documents are the result of negotiations among the Agent, the Borrower, JM and the other parties, have been reviewed by counsel to the Agent, JM and such other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     (h) Unless otherwise expressly provided for herein, all references to dollar amounts or to "Dollars" shall be to Canadian Dollars.

1.3    Accounting Principles
       ---------------------

     (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

     (b) Unless the context otherwise clearly requires, all references herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of JM.

1.4     Currency Equivalents Generally.  Except to the extent expressly provided
        ------------------------------
otherwise herein (including for purposes of any denomination of any LIBOR Loan or U.S. Dollar Loan into a Canadian Dollar Advance or vice versa but not for purposes of the preparation of any financial statements delivered pursuant hereto or any exchange rate determinations expressly required to be done using a different method), the equivalent in U.S. Dollars of an amount in Canadian Dollars or vice versa, shall be determined at the Spot Rate.

1.5     Certain Financial Covenant Matters.
        ----------------------------------

     (a) For purposes of determining any Applicable Fee Amount or any Applicable Margin and calculating JM's compliance with Section 8.11, EBITDA shall be adjusted for Acquisitions of consolidated Subsidiaries (each an "Acquired Subsidiary") made by JM or any Subsidiary during the 4-quarter period (the "Compliance Period") with reference to which the Leverage Ratio is being determined. Such adjustment shall be made as follows:

          (i) actual financial results of each such Acquired Subsidiary from the date of its Acquisition through the end of the Compliance Period shall be included in the above-referenced consolidated measure of EBITDA in accordance with GAAP;

          (ii) historical financial results of each such Acquired Subsidiary may be included in the above-referenced consolidated measures of EBITDA if any one of the following conditions is satisfied: (A) audited financial statements of such Acquired Subsidiary are available for its most recant fiscal year-end; (B) such Acquired Subsidiary is a Subsidiary or division of a company for which audited financial statements are available for such company's most recent fiscal year-end; or (C) reviewed financial statements of such Acquired Subsidiary prepared in accordance with GAAP are available for its most recent fiscal year-end)

       (iii) if one or more of the conditions set forth in the preceding clause (ii) are satisfied, then the historical financial results of such Acquired Subsidiary shall be included in the consolidated financial results of JM as follows: (A) JM shall determine in accordance with GAAP the relevant financial results of such Acquired Subsidiary for the period of four fiscal quarters of such Acquired Subsidiary ending on the last day of its fiscal quarter most recently ended prior to the date of its Acquisition,
               (B) JM may make adjustments to such financial results for specified expense items of such Acquired Subsidiary eliminated as a result of its Acquisition, and (C) JM shall include in the above-referenced measure of EBITDA only such portion of such relevant historical financial results that is obtained by multiplying such financial results by the quotient obtained by dividing (x) the number of days elapsed from the first day of the Compliance Period to the date of the Acquisition of such Acquired Subsidiary, by (y) 365; provided, however, that any increase in EBITDA as a result of the adjustments described in this Section
               1.5 made on the basis of reviewed financial statements pursuant to subclause (ii)(C) shall not exceed $10,000,000 (U.S.) for any Compliance Period.

     (b) For purposes of determining any Applicable Fee Amount or any Applicable Margin or calculating JM's compliance with Sections 8.10,
          8.11 and 8.12, such determination and calculation shall exclude the financial results and condition of each Unrestricted Subsidiary.

                                   ARTICLE II
                                   ----------

                                  THE CREDITS
                                  -----------

2.1    Amounts and Terms of Commitments.
       --------------------------------

     (a)  The Revolving Loans.  Each Bank severally agrees, on the terms and
          -------------------
          conditions set forth herein, to make loans available to the Borrower by way of any one or more of the following:

          (i)    Canadian Dollar Advances
          (ii)   U.S. Dollar Loans
          (iii)  LIBOR Loans
          (iv)   BA Advances

          (each such loan, a "Revolving Loan") from time to time on any Business
                              --------------
          Day during the period from the Loan Availability Date to the Revolving Termination Date, in an aggregate principal amount not to exceed at any time the Canadian

          Dollar amount set forth opposite such Bank's name on Schedule 2.1 under the heading "Commitment" (such amount, as the same may be reduced under Section 2.9 or reduced or increased as a result of one or more assignments under Section 11.8, such Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Canadian Dollar Equivalent Amount of all outstanding Revolving Loans shall not at any time exceed the Aggregate Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans under this Section 2.1(a), prepay such Loans under
          Section 2.10 and reborrow under this Section 2.1(a).

     (b)  Borrower's Request for Increased Commitment. The Borrower may request
          -------------------------------------------
          an increase in the Aggregate Commitment upon written notice to the Agent, such notice to be given to the Agent on or before the first anniversary date of the Closing Date. Neither the Agent nor any of the Banks shall be under any obligation to provide all or any portion of such requested increase in the Aggregate Commitment but upon receipt of any such notice from the Borrower the Agent shall use commercially reasonable efforts to seek additional commitments from the existing Banks or to seek commitments from other financial institutions in amounts sufficient to total the requested increased Commitment. The Agent shall notify the Borrower whether or not it has been able to do so.

2.2    Loan Accounts.
       -------------

     (a) The Loans (other than BA Advances) made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, and each Bank shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Banks to the Borrower, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

     (b) Upon the request of any Bank made through the Agent, the Loans (other than BA Advances) made by such Bank shall be evidenced by one or more Notes, which the Borrower shall execute and deliver, as applicable, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan (other than a BA Advance) made by it and the amount and Applicable Currency of each payment of principal made by the Borrower with respect thereto. Each such Bank is irrevocably authorized by the Borrower to endorse its Note(s) and each Bank's record shall be conclusive evidence absent manifest error; provided,
                                                                     ---------
          however, that the failure of a Bank to make, or an error in making, a
          -------
          notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Bank.

2.3    Procedure for Borrowing.
       -----------------------

     (a) Each Borrowing of Revolving Loans shall be made upon the Borrower's Designee's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent (i) prior to 11:00 am. (Toronto time) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; (ii) prior to 12:00 p.m. (Toronto time) two Business Days prior to the requested Borrowing Date, in the case of BA Advances; and (iii) prior to 11:00 a.m. (Toronto time) on the requested Borrowing Date in the case of any other Loan, specifying:

          (A) except in the case of BA Advances, the amount of the Borrowing, which shall be in a Minimum Amount;

          (B)  the requested Borrowing Date, which shall be a Business Day;

          (C)  the Type of Loans comprising the Borrowing;

          (D) in the case of LIBOR Loans, the duration of the initial Interest Period applicable to such LIBOR Loans included in such notice, subject to the provisions of the definition of "Interest Period" herein. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be one month; and

          (E) in the case of BA Advances, the aggregate face amount (which shall be in a Minimum Amount) and term (subject to the provisions of Article III) of any drafts or bills of exchange to be issued by the Borrower in conjunction with a BA Advance.

          Upon receipt of any Notice of Borrowing of Revolving Loans, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Pro Rata Share of the Borrowing (expressed in the Applicable Currency of the Borrowing).

     (b) Each Bank shall accept its Pro Rata Share of Bankers' Acceptances and purchase its own Bankers' Acceptances as provided for in Article III below.

     (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing of Revolving Loans (other than BA Advances, as to which Section 3.2 shall apply) available to the Agent for the account of the Borrower at the Agent's Payment Office on the Borrowing Date requested by the Borrower's Designee in Same Day Funds and in the requested currency by 2:00 p.m. (Toronto time). The proceeds of all such Borrowings will then be made available to the Borrower by the Agent at such office by crediting the account of the Borrower with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent, or if requested by Borrower's Designee, by wire transfer in accordance with written instructions provided to the Agent by the Borrower's Designee of such funds as received by the Agent, less customary fees for such wire transfer, unless on the date of the Borrowing all or any portion of the proceeds thereof shall than be required to be applied to the repayment of any outstanding Loans, in which case such proceeds or portion thereof shall be applied to the payment of such Loans.

2.4     Conversion and Continuation Elections.
        -------------------------------------

     (a) The Borrower's Designee may, upon irrevocable written notice in accordance with subsection 2.4(b) elect, as of any Business Day, in the case of Canadian Dollar Advances or U.S. Dollar Loans or on the maturity date of Loans in the form of outstanding maturing Bankers' Acceptances or as of the last day of the applicable Interest Period, in the case of any LIBOR Loans, to continue or convert any such Loans (or any part thereof in an amount not less than a Minimum Amount) into Loans of any other Type; provided, that if at any time the aggregate
                                   ---------
          amount of LIBOR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000 (U.S.), such LIBOR Loans shall automatically convert into U.S. Dollar Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into, LIBOR Loans shall terminate.

     (b) Each such conversion and continuation of Revolving Loans shall be made upon delivery by the Borrower's Designee of a Notice of Conversion/Continuation to the Agent. Each such Notice of Conversion/Continuation must be received by the Agent (i) not later than 11:00 a.m. (Toronto time) three Business Days in advance of the Conversion/Continuation Date, if any Loans are to be converted into or continued as LIBOR Loans; (ii) not later than 12:00 p.m. (Toronto time) two Business Days in advance of the Conversion/Continuation Date, if any Loans are to be converted into or continued as BA Advances (such continuation of a BA Advance also being referred to herein as a "rollover"); and (iii) not later than 12:00 p.m. (Toronto time) on the Conversion/Continuation Date, if the Loans are to be converted into Canadian Dollar Advances or U.S. Dollar Loans, specifying:

          (A)  the proposed Conversion/Continuation Date;

          (B)  the aggregate amount of Loans to be converted or continued;

          (C) the Type of Loans resulting from the proposed conversion or continuation; and

          (D) other than in the case of conversions into BA Advances (as to which the provisions of subsection 2.4(d) shall also apply), Canadian Dollar Advances or U.S. Dollar Loans, the duration of the requested Interest Period.

     (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Borrower's Designee has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, or if any Event of Default then exists, the Borrower's Designee shall be deemed to have elected to convert such LIBOR Loans into U.S. Dollar Loans effective as of the expiration date of such Interest Period.

     (d) A conversion from a BA Advance to another Type of Loan or a rollover of a BA Advance may occur only on the maturity date of the relevant Bankers' Acceptance and subject to the other terms of this Agreement. In connection with the maturity of Bankers' Acceptances, the Borrower shall do one or a combination of the following:

          (i) effect a rollover of such BA Advance by the Borrower's Designee delivering a Notice of Conversion/Continuation to the Agent in accordance with subsection 2.4(b) in which case the Borrower shall, on the relevant maturity date of the Bankers' Acceptances comprising such BA Advance, pay the Agent on behalf of the Banks an amount equal to the amount by which the face amount of the maturing Bankers' Acceptances exceeds the BA Proceeds of any Bankers' Acceptances newly issued in connection with such rollover (in respect of which the Borrower's Designee must separately deliver a Notice of Borrowing and comply with Article
               III);

          (ii) effect a conversion of such BA Advance into another Type of Loan pursuant to the foregoing subsections by obtaining a Loan, the proceeds of which are sufficient to pay the face amount of such maturing Bankers' Acceptances; or

         (iii) pay to the Agent an amount equal to the face amount of the Bankers' Acceptances comprising such BA Advance on their maturity.

          If the Borrower's Designee fails to so notify the Agent, or the Borrower fails to so pay the Bankers' Acceptances, the BA Advance shall be converted to a Canadian Dollar Advance on the maturity date of such Bankers' Acceptances.

     (e) The Borrower may effect a partial rollover of a BA Advance or a partial conversion into a BA Advance with the remainder of such maturing BA Advance being either converted or repaid in accordance with the provisions of this Agreement subject in all cases to the Borrower complying with the provisions of this Agreement.

     (f) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation of Revolving Loans, or, if no timely notice is provided by the Borrower's Designee in respect of a LIBOR Loan or a BA Advance, the

          Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations of Revolving Loans shall be made ratably according to the respective outstanding principal or face amounts of the Loans with respect to which the notice was given held by each Bank.

     (g) Unless the Majority Banks otherwise consent, during the existence of an Event of Default, neither the Borrower nor the Borrower's Designee may elect to have any Borrowing hereunder nor to have any Loan continued, rolled over or converted into another Type of Loan

          (provided that during the existence of an Event of Default until the
          ---------
          Agent exercises any of its remedies referred to in Section 9.2, LIBOR Loans may be converted into U.S. Dollar Loans and BA Advances on maturity may be converted into Canadian Dollar Advances).

2.5     [INTENTIONALLY DELETED].
        -----------------------


2.6     [INTENTIONALLY DELETED].
        -----------------------

2.7     Currency Exchange Fluctuations.  Subject to Section 4.4, if on any
        ------------------------------
Computation Date, the Agent shall have determined that the Canadian Dollar Equivalent Amount of the aggregate principal amount of all Revolving Loans outstanding exceeds the Aggregate Commitment by more than $375,000 (Cdn.), due to a change in applicable rates of exchange between U.S. Dollars and Canadian Dollars, then the Agent shall give notice to the Borrower's Designee that a
         ----
prepayment is required under this Section, and the Borrower agrees that it shall make prepayments of Loans not later than the Business Day following the Borrower's Designee's receipt of such notice such that, after giving effect to such prepayment the aggregate Canadian Dollar Equivalent Amount of all Revolving Loans does not exceed the Aggregate Commitment.

2.8     [INTENTIONALLY DELETED].
        -----------------------

2.9     Voluntary Termination or Reduction of Commitments. The Borrower may,
        -------------------------------------------------
upon not less than three Business Days' prior notice from the Borrower's Designee to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of at least $1,000,000 (Cdn.) unless,
                                                                         ------
after giving effect thereto and to any prepayments of any Loans made on the effective date thereof, (a) the Canadian Dollar Equivalent Amount of all Revolving Loans would exceed the Aggregate Commitment then in effect. Once reduced in accordance with this Section 2.9, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued facility fees to, but not including, the effective date of any termination of the Commitments shall be paid on the effective date of such termination. The Agent shall promptly forward a copy of any such notice received under this subsection 2.9 to each of the Banks.

2.10    Optional Prepayments. Subject to Section 4.4, the Borrower may, at any
        --------------------
time or from time to time, upon notice from the Borrower's Designee to the Agent, ratably prepay Revolving Loans, other than BA Advances, in whole or in part for an amount not less than the applicable Minimum Amount. The Borrower's Designee shall deliver a notice of prepayment in accordance with Section 11.2 to be received by the Agent (i) not later than 12:00 p.m. (Toronto time) at least three Business Days in advance of the prepayment date if the Loans to be prepaid are LIBOR Loans and (ii) no later than 11:00 a.m. (Toronto time) on the prepayment date if the Loans to be repaid are U.S. Dollar Loans or Canadian Dollar Advances. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Canadian Dollar Advances, U.S. Dollar Loans, LIBOR Loans or any combination thereof. Such notice shall not thereafter be revocable by the Borrower's Designee or by the Borrower. The Agent will promptly notify each Bank thereof and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Borrower's Designee, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with (other than interest in the case of U.S. Dollar Loans or Canadian Dollar Advances, which interest shall be payable in full on the last day of the then current calendar quarter) accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

2.11     [INTENTIONALLY DELETED].
         -----------------------

2.12     Repayment of the Revolving Loans.
         ---------------------------------

     (a) The Borrower shall repay to the Agent for the account of the Banks on the Revolving Termination Date the aggregate principal amount of Revolving Loans made to the Borrower and outstanding on such date, together with all other outstanding or accrued amounts (whether for interest, fees, expenses or otherwise)

     (b) At the option of the Borrower, upon written notice by the Borrower's Designee to the Agent to be given not more than 120 days but not less than thirty (30) days prior to the then applicable Revolving Termination Date, the Borrower's Designee may request that the Revolving Termination Date be extended by successive one-year periods; provided, however, that each such one-year extension shall require the unanimous approval of all of the Banks (such approval to be within the sole discretion of each Bank) and the written consent of each Loan Party; and provided further that if any Bank shall decline to approve of any such extension, the Borrower's Designee may (i) on or prior to the then applicable Revolving Termination Date, obtain a Replacement Bank to acquire and assume all or part of the Loans and Commitment of such non-consenting Bank in accordance with Section 4.8, or (ii) subject to repayment in full on or prior to the then applicable Revolving Termination Date of all Obligations then owing to each such non-consenting Bank, request that the Revolving Termination Date be extended only with respect to such Banks as have consented to such extension. The Borrower acknowledges and agrees that (A) no Bank shall have any obligation to increase its Commitment hereunder or otherwise acquire or assume all or any part of any other Bank's Loans or Commitment, whether in connection with an extension of the Revolving Termination Date pursuant to this subsection (b) or otherwise, and (B) in the event that some but not all of the Banks consent to an extension of the Revolving Termination Date pursuant this subsection
          (b) and the Borrower's Designee requests that the Revolving Termination Date be extended with respect to such consenting Banks only, the Aggregate Commitment shall be automatically reduced to an amount equal to the combined Commitments of the remaining Banks.

2.13      Interest.
          --------

     (a) Each Revolving Loan (other than BA Advances) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Adjusted Prime Rate for Canadian Dollar Advances, the Base Rate for U.S. Dollar Loans, and the Offshore Rate for LIBOR Loans (and subject to the Borrower's right to convert to another Type of Loans under Section 2.4), plus in each case the
                                                       ----
          Applicable Margin.

     (b) Interest on each Revolving Loan (other than BA Advances) shall be calculated on the daily outstanding balance thereof at the applicable interest rate (referred to in subsection 2.13(a) above) and paid by the Borrower (i) in the case of LIBOR Loans on each Interest Payment Date and (ii) in the case of Canadian Dollar Advances and U.S. Dollar Loans on the last day of the then current calendar quarter. Accrued interest shall also be paid on the date of any prepayment or repayment of LIBOR Loans under Section 2.7 or 2.10 attributable to the portion of the Loans so prepaid or repaid and upon payment (including prepayment) of LIBOR Loans in full thereof and, during the existence of any Event of Default, interest shall be paid by the Borrower on demand of the Agent.

     (c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan payable by the Borrower, or any other amount payable by the Borrower hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a rate per annum equal to the interest rate otherwise applicable thereto plus 2% per annum.
                                                     ----

     (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Borrower shall pay such Bank interest at the highest rate permitted by applicable law. Without limiting the generality of the foregoing, in no event shall the aggregate "interest", (as that term is defined in Section 347 of the Criminal Code (Canada), as the same may be amended, replaced or re-enacted from time to time,) payable in respect of the Loans and other Obligations hereunder exceed the effective annual rate of interest on the "credit advanced", as defined therein, lawfully permitted under that section. The effective annual rate of interest shall be determined in accordance with Canadian generally accepted accounting principles and actuarial practices and principles over the term of the revolving term facility established hereby and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent (such appointee to be acceptable to the Borrower, acting reasonably) shall be conclusive for the purposes of such determination. Notwithstanding anything to the contrary contained in this Agreement, the Borrower in no event shall be obliged to make payments of interest in excess of any amount or rate which would be prohibited by law or would result in the receipt by the Agent or any Bank of interest at a criminal rate (as such terms are construed under the Criminal Code Canada)

2.14
     (a)  Arrangement Fee. The Borrower shall pay an arrangement fee to the
          ---------------
          Arranger for the Arranger's own account in accordance with the terms of a fee letter agreement between the Borrower and the Agent dated June 9, 1998 (the "Fee Letter");

     (b)  Facility Fees. The Borrower shall pay to the Agent, for the account of
          -------------
          each Bank, a facility fee in Canadian Dollars on the Aggregate Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, as calculated by the Agent, at a rate per annum equal to the Applicable Fee Amount. Such facility fee shall be payable regardless of utilization of the Commitments and shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on June 30, 1998, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any
                                      --------
          termination of Commitments under Section 2.9, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of termination. The facility fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

     (c)  BA Stamping Fees. The Borrower shall pay to each Bank an acceptance or
          ----------------
          stamping fee determined in accordance with the pricing grid attached as Annex 1 hereto upon issuance by the Borrower and acceptance by such Bank of each Bankers' Acceptance, such fee to be calculated on the undiscounted face amount of each Bankers' Acceptance accepted by such Bank hereunder. Such fee shall be paid upon the issuance by the Borrower and the acceptance by each Bank of each Bankers' Acceptance (by means of being deducted when determining the applicable BA Proceeds) and shall be based on the term of the applicable Bankers' Acceptance (computed for the period of time commencing from the date of acceptance thereof to but not including the date of maturity of such Bankers' Acceptance) on the basis of a 365 or 366 day year, as the case may be.

2.15      Computation of Fees and Interest.
          --------------------------------

     (a) All computations of interest for Canadian Dollar Advances, U.S. Dollar Loans and all fees hereunder shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest on LIBOR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

     (b) Each determination of an interest rate or a U.S. or Canadian Dollar Equivalent Amount by the Agent shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.

     (c) For the purposes of this Agreement, whenever any interest is calculated on the basis of a period of time (the "shorter period") other than a calendar year (whether on the basis of 360 days or otherwise) (referred to below as the "first rate") the annual rate of interest to which the first rate is equivalent, for purposes of the Interest Act (Canada), is the first rate multiplied by the actual number of days in the calendar year, (whether 365 or 366 as the case may be) in which such calculation is to be made and divided by the number of days in the shorter period. It is understood and agreed by the Borrower and the Agent and Banks that, for purposes of this Agreement, the deemed re investment principle shall not apply to any calculation of interest payable under this Agreement or any Notes.

2.16      Payments by the Borrower.
          ------------------------

     (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by any Loan Party shall be made to the Agent for the account of the Banks at the Agent's Payment Office in U.S. Dollars for LIBOR Loans and U.S. Dollar Loans or Canadian Dollars for BA Advances and Canadian Dollar Advances and otherwise in the Applicable Currency. Such payments shall be made in Same Day Funds, no later than 2:00 p.m. (Toronto Time) on the date specified herein. Any payment which is received by the Agent later than 2:00 p.m. (Toronto time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. The Agent will promptly, upon receipt of same, distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds received.

     (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     (c) Unless the Agent receives notice from the Borrower or the Borrower's Designee prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.17      Payments by the Banks to the Agent.
          ----------------------------------

     (a) Unless the Agent receives notice from a Bank on or prior to the Loan Availability Date or, with respect to any Borrowing after the Loan Availability Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent, for the account of the Borrower the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in Same Day Funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.17(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Borrower's Designee of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to (except in the case of BA Advances) the interest rate applicable at the time to the Loans comprising such Borrowing and in the case of BA Advances, at a rate per annum equal to the sum of the CDOR BA Rate and BA Stamping Fee used to determine the amount of BA Proceeds of such BA Advances.

     (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank); to make the Loan to be made by such other Bank on any Borrowing Date.

2.18    Sharing of Payments, Etc.  If, other than as expressly provided
        -------------------------
elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of the other Banks; provided, however,
                                                          --------  -------
that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to
(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Loan Party agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of such Loan Party in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.19      The Borrower's Designee.
          -----------------------

     (a) The Borrower hereby irrevocably appoints, designates and authorizes the Borrower's Designee to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Borrower's Designee may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact.

     (b) The Borrower's Designee shall promptly forward to the Agent or the Borrower, as appropriate, all notices, certificates, financial statements and reports received by it in the performance of its duties hereunder.

     (c) The Borrower may, upon 30 days' notice to and with the consent of the Agent (which consent shall not be unreasonably withheld), appoint another person to act as Borrower's Designee and upon such appointment such successor Borrower's Designee shall succeed to all the appointment, powers and duties of the retiring Borrower's Designee and the term "Borrower's Designee" shall mean such successor designee and the retiring Borrower's Designee's rights, powers and duties as Borrower's Designee shall be terminated.

     (d) The Borrower's Designee shall perform its duties hereunder and under the other Loan Documents on behalf of the Borrower. The action of the Borrower's Designee shall in each case bind the Borrower, and any action taken by the

          Borrower's Designee in the name of the Borrower pursuant to this Agreement or any other Loan Document shall bind the Borrower, whether or not such action has been duly authorized by the Borrower.

     (e) Any agreement of the Agent and the Banks herein with respect to the Borrower's Designee is solely for the convenience and at the request of the Borrower. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to act on behalf of the Borrower's Designee and the Agent and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Banks in reliance thereon.

     (f) Nothing contained in this section 2.19 and no exercise of powers by the Borrower's Designee shall relieve the Borrower from its indebtedness, liabilities and obligations to the Agent and the Banks hereunder.


                                  ARTICLE III
                                  -----------

[ORIGINAL ARTICLE III INTENTIONALLY DELETED]

3.1    Bankers' Acceptances
       --------------------

     (a) No Bank shall accept any bill of exchange drawn by the Borrower to be a Bankers' Acceptance hereunder which:

         (i)   is drawn on or which matures on a day which is not a Business
               Day;

         (ii)  matures subsequent to the Revolving Termination Date;

         (iii) has a term less than 30 or exceeding 180 days;

         (iv)  is denominated in any currency other than Canadian Dollars;

         (v)   is not in an applicable Minimum Amount;

         (vi) is not in the form used by the Bank from time to time in the normal course of its business; or

         (vii) in respect of which the Borrower has not then paid the applicable acceptance or stamping fee.

     (b) The Borrower hereby waives presentment for payment and any other defence to payment of any amounts due to any Bank in respect of Bankers' Acceptances and renounces, and shall not claim or request or require such Bank to claim, any days of grace for the payment of any Bankers' Acceptances.

     (c) All Bankers' Acceptances accepted by each Bank shall be purchased by such Bank at the applicable CDOR BA Rate from the Borrower for an amount equal to the BA Proceeds. Any Bank may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances accepted and purchased by it.

     (d) The Borrower hereby unconditionally agrees to pay to each Bank to such address as it may direct on the maturity date (whether at stated maturity, by acceleration hereunder or otherwise) of each Bankers' Acceptance accepted by such Bank the aggregate undiscounted face amount of each then maturing Bankers' Acceptance and in this regard, the Borrower hereby authorizes each Bank to debit any account of the Borrower with such Bank with the amount(s) required to pay the full undiscounted face amount of such Bankers' Acceptance, notwithstanding the fact that such Bankers' Acceptance may be held by such Bank in its own right at maturity. The obligation of the Borrower to reimburse and pay each Bank for then maturing Bankers' Acceptances may be satisfied (provided no Event of Default has occurred and is subsisting or no event has occurred which, but for notice being given or grace periods expiring (or both) would be an Event of Default) in the manner contemplated by subsection 2.4(d) above. The Borrower acknowledges and agrees that any and all security now or hereafter held by the Agent or any Bank for the payment of all or any portion of the Obligations shall be held as continuing collateral security for, among other things, repayment of the Obligations to the Banks in respect of all Bankers' Acceptances.

     (e) To facilitate the acceptance by each Bank of bills of exchange to be Bankers' Acceptances as contemplated by this Agreement, the Borrower shall deliver to each Bank, as it may request, a Bankers' Acceptance Power of Attorney in the form of Exhibit C attached hereto.

     (f) Subject to the following subparagraph (g), no prepayment of any Bankers' Acceptance shall be made by the Borrower to any Bank prior to the maturity date of such Bankers' Acceptance.

     (g) Upon the occurrence of an Event of Default, notwithstanding the date of maturity of any outstanding Bankers' Acceptances, the Borrower shall, if the Majority Banks so require, pay to the Agent forthwith upon demand made to the Borrower's Designee, an amount equivalent to the amount or amounts required to pay on maturity, the undiscounted face amount of all outstanding Bankers' Acceptances which the Banks are required to honour and, all such amounts shall be deposited into an interest-bearing cash collateral account to be held by the Agent as additional security for payment of the undiscounted face amount of such outstanding Bankers' Acceptances upon maturity, and accrued interest on such cash collateral, at the option of the Agent, may either be credited to the Borrower or applied against any Obligations which continue to be outstanding.

     (h) If the Agent determines in good faith and notifies the Borrower in writing that by reason of circumstances affecting the Canadian money market (after having discussed those circumstances with the Borrower) there is no market for Bankers' Acceptances, then the right of the Borrower to request a Loan in the form of Bankers' Acceptances shall be suspended until the Agent, acting reasonably, determines that circumstances causing such suspension no longer exist and the Agent so notifies the Borrower and until then any Notice of Borrowing with respect to any Bankers' Acceptances which is outstanding shall be cancelled and the Loan requested therein shall, at the option of the Borrower, either not be made or be made as a Canadian Dollar Advance.

3.2       BA Advance Procedures.
          ---------------------

     (a) The Agent, promptly following receipt of a Notice of Borrowing pursuant to Section 2.3 requesting a BA Advance, shall advise each Bank of the aggregate face amount and the term of the Bankers' Acceptances to be accepted by it (which terms shall be identical for all Banks). The aggregate face amount of Bankers' Acceptances to be accepted by a Bank shall be determined by the Agent by reference to the Pro Rata Share of each Bank, except that if the face amount of a Bankers' Acceptance would not be a whole multiple of $100,000, the face amount shall be increased or reduced by the Agent in its sole and unfettered discretion to the nearest whole multiple of $100,000.

     (b) Each Bank shall purchase such Bankers' Acceptances for an amount equal to the BA Proceeds. Each Bank shall transfer to the Agent, on each Borrowing Date, Canadian Dollars in Same Day Funds in an aggregate amount equal to the BA Proceeds for the Bankers' Acceptances accepted and purchased by such Bank on such date, net of the amount required to pay any of its previously accepted Bankers' Acceptances or other Loans that are maturing on the applicable Borrowing Date.

     (c) If the Agent determines that all conditions precedent to an advance specified in this Agreement have been met, it shall advance to the Borrower the amount delivered by each Bank in the manner contemplated in subsection 2.3(c) for other Loans, but if the conditions precedent to such advance have not been met by 3:00 p.m. (Toronto time) on a Borrowing Date, it shall invest the funds in an overnight investment as orally instructed by each Bank until such time as the advance is made.

     (d) If the proposed Depository Bills and Notes Act (Canada) is enacted in substantially the terms of Bill C-90 to which first reading was given in the House of Commons of Canada on March 13, 1997 (reintroduced as Bill S-9) on December 3, 1997) and if at that time or any time thereafter the Agent, the Banks and the Borrower determine that any Bankers' Acceptances accepted by any Bank under this Agreement after the effective date of that Act and after clearing services acceptable to the Borrower and the Agent are available shall be "depository bills" to which the Act applies then all such Bankers' Acceptances thereafter shall be issued in the form of a "depository bill" and deposited with a "clearing house", as those terms are defined in Bill C-90. At that time the Agent shall, in consultation with the Borrower, establish and notify the Borrower of such procedures, consistent with the terms of this Agreement and the requirements of such Act as are reasonably necessary to accomplish the parties' intention.

                                   ARTICLE IV
                                   ----------

                     TAXES, YIELD PROTECTION AND ILLEGALITY
                     --------------------------------------

4.1       Taxes.
          -----

     (a) Any and all payments by each Loan Party to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.

     (b) If any Loan Party shall be required by law to deduct or withhold any Taxes and Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

          (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

          (ii)  such Loan Party shall make such deductions and withholdings;

          (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

          (iv) such Loan Party shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes or Further Taxes had not been imposed.

     (c) Each Loan Party agrees to indemnify and hold harmless each Bank and the Agent for the full amount of (i) Taxes and (ii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Bank or the Agent makes written demand therefor, provided, however, that such Loan Party shall not be obligated to make a payment to the Bank or the Agent (as the case may be) pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Taxes or Further Taxes, if (A) such penalties, interest and other liabilities have accrued after such Loan Party has indemnified or paid any additional amount pursuant to this Section, or (B) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Bank. After the Bank or the Agent (as the case may be) learns of the imposition of Taxes or Further Taxes, such Bank and the Agent will act in good faith to promptly notify the relevant Loan Party of its obligations hereunder.

     (d) Within 30 days after the date of any payment by any Loan Party of Taxes or Further Taxes, the Borrower's Designee shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

     (e) If a Bank receives a refund in respect of any Taxes or Further Taxes as to which it has been indemnified by any Loan Party pursuant to this Section, or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall within 30 days from the date of receipt of such refund pay over the amount of such refund (including any interest paid or credited by the relevant taxing authority with respect to such refund) to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under the Section with respect to the Taxes or Further Taxes giving rise to such refund); provided, however, that the Loan
                                             --------  -------
          Party, upon the request of such Bank agrees to repay the amount paid over to the Loan Party to such Bank in the event such Bank is required to repay such refund to such relevant authority.

     (f) For any period with respect to which a Bank ceases to be a resident of Canada (except where such Bank has become a non-resident of Canada due to a change in treaty, law or regulation occurring subsequent to the date of this Agreement), such Bank shall not be entitled to indemnification under this Section 4.1 with respect to Taxes imposed by any Governmental Authority of Canada (or any political division thereof) as a result of such non-residency; provided that if a Bank,
                                                      --------
          which is otherwise exempt from withholding tax, becomes subject to Taxes, the Loan Parties shall take such steps as such Bank shall reasonably request, at the Bank's expense, to assist such Bank to recover such Taxes (and provided further that if such Bank becomes a resident of a jurisdiction other than Canada, this indemnity in favour of such Bank for withholding tax gross up shall not exceed 10% of the amount of any payment in respect of which a withholding is required).

     (h) Each Bank and the Agent agrees that it will (i) take all reasonable actions reasonably requested by the Loan Parties that are without risk or material cost to such Bank or the Agent (as the case may be) to maintain all exemptions, available to it from withholding taxes (whether available by treaty or existing administrative waiver), including the filing of any certificate or document if such filing-would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Bank or the Agent (as the case may be) pursuant to this Section 4.1, and (ii) to the extent reasonable and without material cost to it, otherwise cooperate with the relevant Loan Party to minimize any amount payable by such Loan Party under this Section.

4.2       Illegality. If any Bank determines that the introduction of any
          ----------
Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make LIBOR Loans, then, in such event, the affected Bank shall give notice thereof to the Borrower's Designee (through the Agent). Thereafter, (i) any obligation of that Bank to make LIBOR Loans (or convert Loans into LIBOR Loans) shall be suspended until such Bank notifies the Agent and the Borrower's Designee that the circumstances giving rise to such determination no longer exist, (ii) to the extent that such determination relates to a LIBOR Loan then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Bank shall make such Loan as (or convert such Loan to) a U.S. Dollar Loan and (iii) any outstanding LIBOR Loans of such affected Bank shall convert into U.S. Dollar Loans either on the last day of the Interest Period thereof, if such Bank may lawfully continue to maintain such LIBOR Loans to such day, or (subject to Section 4.4) immediately, if such Bank may not lawfully continue to maintain such LIBOR Loan.

4.3       Increased Costs and Reduction of Return.
          ---------------------------------------

     (a) If any Bank determines that, due to either (i) the introduction after the date hereof of or any change after the date hereof in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Loans, then such Bank shall promptly give notice to the Borrower's Designee and the Borrower shall pay to such Bank, within 15 days of receipt of the notice referred to above, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder. To the extent the notice required by the preceding sentence and relating to the costs arising under this
          Section 4.3 is given by any Bank more than 90 days after the occurrence of the event giving rise to the additional costs of the type described in this Section 4.3, such Bank shall not be entitled to compensation under this Section 4.3 for any amounts incurred or accrued prior to the giving of such notice to the Borrower's Designee.

     (b) If any Bank shall have determined that (i) the introduction after the date hereof of any Capital Adequacy Regulation, (ii) any change after the date hereof in any Capital Adequacy Regulation, or (iii) any change after the date hereof in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, the Borrower agrees to pay such Bank, within 15 days of the receipt of the notice referred to below, such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Bank's determination of compensation under this subsection 4.3(b) shall, absent manifest error, be final and conclusive and binding on all parties hereto. Each Bank, upon determining that additional amounts will be payable pursuant to this subsection 4.3(b), will give prompt written notice thereof to the Borrower's Designee, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this subsection 4.3(b). To the extent the notice required by the immediately preceding sentence is given by any Bank more than 90 days after the occurrence of the event giving rise to the additional costs of the type described in this subsection 4.3(b), such Bank shall not be entitled to compensation under this subsection 4.3(b) for any amounts incurred or accrued prior to the giving of such notice to the Borrower's Designee.

4.4       Funding Losses. The Borrower shall reimburse each Bank and hold each
          --------------
Bank harmless, within 15 days of written request by such Bank to the Borrower's Designee (which request shall set forth in reasonable detail the basis for requesting and the calculation of the amount of such compensation), from any loss or expense which the Bank may sustain or incur as a consequence of:

     (a) the failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Loan;

     (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower's Designee has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

     (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Sections 2.9 or 2.10;

     (d) the prepayment (including pursuant to Sections 2.9, 2.10 or 4.8) or other payment (including after acceleration thereof) of a LIBOR Loan on a day that is not the last day of the relevant Interest Period or of a BA Advance on a day that is not the maturity date of such Bankers' Acceptance; or

     (e) the conversion under Section 2.4 of any LIBOR Loan to a U.S. Dollar Loan or any other type of Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or re-employment of funds obtained by it to maintain its LIBOR Loans or BA Advances and from fees payable to terminate the deposits from which such funds were obtained and from charges relating thereto (but excluding any loss of anticipated profits).

4.5       Inability to Determine Rates. If the Agent or the Banks shall
          ----------------------------
determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed borrowing of LIBOR Loans or conversion or continuation of LIBOR Loans, or that the Offshore Rate applicable pursuant hereto for any requested Interest Period with respect to a proposed borrowing of LIBOR Loans, or a conversion into or continuation of LIBOR Loans does not adequately and fairly reflect the cost to the Banks of funding such Loans, the Agent will promptly so notify the Borrower's Designee and each Bank. Thereafter, the obligation of the Banks to make or maintain LIBOR Loans hereunder shall be suspended until the Agent upon the instructions of the Banks revokes such notice in writing. Upon receipt of such notice, the Borrower's Designee may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. In the case of any LIBOR Loans, if the Borrower's Designee does not revoke such Notice, the Banks shall make, convert or continue the Loans, as requested by the Borrower's Designee, in the amount specified in the applicable notice submitted by the Borrower's Designee, but such Loans shall be made, converted or continued as U.S. Dollar Loans instead of LIBOR Loans.

4.6       Reserves on LIBOR Loans. The Borrower shall pay to each Bank, as long
          -----------------------
as such Bank shall be required under regulations of the FRB or the Bank of Canada to maintain reserves with respect to liabilities or assets consisting of or including LIBOR Loans under any applicable regulations of the central bank or other relevant Governmental Authority, additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by such Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided such Bank shall promptly give notice to the
                      --------
Borrower's Designee and to the Agent of such additional cost. Thereafter the Borrower shall pay such Bank, within 15 days of receipt of such notice, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs. To the extent the notice required by the preceding sentence and relating to the costs arising under this Section 4.6 is given by any Bank more than 90 days after the occurrence of the event giving rise to the additional costs of the type described in this Section 4.6, such Bank shall not be entitled to compensation under this Section 4.6 for any amounts incurred or accrued prior to the giving of such notice to the Borrower's Designee.

4.7       Certificates of Banks.  Any Bank claiming reimbursement or
          ---------------------
compensation under this Article IV shall deliver to the Borrower's Designee (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Loan Parties in the absence of manifest error.

4.8       Substitution of Banks.  Upon the occurrence of any event giving rise
          ---------------------
to the operation of any one of Sections 4.1, 4.2, 4.3 or 4.6 with respect to any Bank which results in such Bank (an "Affected Bank") charging to the Borrower
                                     -------------
increased costs in excess of those generally charged to the Borrower by the other Banks, or upon notice to the Agent from any Bank that it shall not consent to a request by the Borrower's Designee for an extension of the Revolving Termination Date pursuant to subsection 2.12(b), the Borrower's Designee may:
(i) request one or more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (ii) designate a replacement commercial bank, which shall be an Eligible Assignee, satisfactory to the Borrower's Designee to acquire and assume all or a ratable part of such Affected Bank's Loans and Commitment (a "Replacement Bank"); provided, however, that the
                                ----------------    --------  -------
Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 4.4 hereof that result from the acquisition of any Affected Bank's Loan and/or Commitment (or any portion thereof) by a Bank or Replacement Bank, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any LIBOR Loan then outstanding. Any such designation of a Replacement Bank under clause (ii) shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 11.8 hereof, and shall in any event be subject to the prior written consent of the Agent (which consents shall not be unreasonably withheld).

4.9       Change of Lending Office.  Each Bank agrees that on the occurrence of
          ------------------------
any event giving rise to the operation of any one of Sections 4.1, 4.2, 4.3 or
4.6 with respect to such Bank it will, if requested by the Borrower's Designee, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its
--------
Lending Office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.

4.10      Survival.  The agreements and obligations of the Borrower and the
          --------
other Loan Parties in this Article IV shall survive the termination of the Commitments and the payment of all other Obligations.

                                   ARTICLE V
                                   ---------

                             CONDITIONS PRECEDENT
                             --------------------

5.1       Conditions of Initial Credit Extensions.  Subject to Section 5.2, the
          ---------------------------------------
obligation of each Bank to make its initial Loan hereunder are subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank (except where the form and content of a document is specified herein), and in sufficient copies for each Bank:

     (a)  Credit Agreement and Notes. This Agreement executed by each party
          --------------------------
          hereto and Notes executed by the Borrower for any Banks requesting Notes;

     (b)  GuarantyThe Guaranty executed by the Guarantors;
          --------

     (c)   Resolutions; Incumbency.
           -----------------------

          (i) Copies of the resolutions of the board of directors of each Loan Party authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Loan Party; and

          (ii) A certificate of the Secretary or Assistant Secretary of each Loan Party, dated as of the Closing Date, certifying the names and true signatures of the officers of such Loan Party authorized to execute and deliver this Agreement and all other Loan Documents to be delivered by it hereunder;

     (d)  Organization Documents.  The articles or certificate of incorporation
          ----------------------
          and the bylaws (or other applicable organizational or constitutional documents) of each Loan Party as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Loan Party as of the Closing Date;

     (e)  Legal Opinions.
          --------------

          (i) an opinion of Lauren Passmore, counsel of JM, addressed to the Agent and the Banks, substantially in the form of Exhibit E, dated the Closing Date; and

          (ii) an opinion of Stewart McKelvey Stirling Scales, Canadian counsel to the Borrower, JM and JMII and addressed to the Agent and the Banks, substantially in the form of Exhibit F, dated the Closing Date; and

          (iii) an opinion of Fraser & Beatty, Canadian counsel to the Agent in form and substance satisfactory to the Agent.

     (f)  Payment of Fees. Evidence of payment by the Borrower of all accrued
          ---------------
          and unpaid fees and, to the extent invoiced at least two Business Days prior to the Closing Date, costs and expenses to the extent then due and payable on the Closing Date.

5.2       Conditions to All Credit Extensions.  The obligation of each Bank to
          -----------------------------------
make any Loan to be made by it (including its initial Loan) is subject to the satisfaction of the following conditions precedent (in addition to the other terms of this Agreement) on the relevant Borrowing Date or Issuance Date:

     (a)  Notice, Application.  The Agent shall have received a Notice of
          -------------------
          Borrowing;

     (b)  Continuation of Representations and Warranties.  The representations
          ----------------------------------------------
          and warranties contained in Article VI shall be true and correct as though made on and as of such date, except to the extent of the representations and warranties in Section 6.5 (Litigation), subsection 6.11(a) (Financial Condition) and Section 6.12 (Environmental Matters) which refer to an earlier date, in which case they shall be deemed to refer to: (i) the last day of the most recent year for which financial statements have then been delivered in respect of the representation and warranty made in subsection 6.11(a) of the Credit Agreement and
          (ii) the date of the most recent Form 10-K of JM with respect to the representations and warranties in Sections 6.5 and 6.12; and

     (c)  No Existing Default. No Default or Event of Default shall exist or
          -------------------
          shall result from such Borrowing.

Each Notice of Borrowing submitted by the Borrower's Designee hereunder shall constitute a representation and warranty by the Borrower's Designee and the Borrower (for itself and the Guarantors jointly and severally as to themselves and their respective subsidiaries), as of the date of each such notice and as of each Borrowing Date that the conditions in this Section 5.2 are satisfied.

                                   ARTICLE VI
                                   ----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          JM represents and warrants to the Agent and each Bank that:

6.1       Corporate Existence and Power.  JM and each of its Material
          -----------------------------
Subsidiaries, including the Borrower, (a) is a corporation, partnership or limited liability company duly organized or formed, as the case may be, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has the power and authority (i) to own its assets and carry on its business and (ii) in the case of any Loan Party, to execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified, licensed and (if applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, license or good standing except, in each case referred to in clause (b)(i) or clause (c) of this Section, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2       Authorization; No Contravention. The execution, delivery and
          -------------------------------
performance by each of the Loan Parties of this Agreement and each other Loan Document to which each Loan Party is a party have been duly authorized by all necessary corporate or comparable action, and do not and will not:

     (a)  contravene the terms of any of that Person's Organization Documents;

     (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject, except where such conflict, breach or contravention would not reasonably be expected to have a Material Adverse Effect; or

     (c) violate any Requirement of Law, except where such violation would not reasonably be expected to have a Material Adverse Effect.

6.3       Governmental Authorization.  No approval, consent, exemption,
          --------------------------
authorization, or other action by, or notice to, or filing with (except as have been obtained or made on or prior to any Credit Extension or are limited to the routine public disclosure concerning the Borrower or either of the Guarantors), any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of the Agreement or any other Loan Document.

6.4       Binding Effect.  This Agreement and each other Loan Document to which
          --------------
any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by equitable principles relating to enforceability.

6.5       Litigation.  Except as disclosed in JM's Form 10-K with respect to its
          ----------
fiscal year ended December 31, 1997, there are no actions, suits, proceedings (regardless of whether enforcement is sought in equity or at law), claims or disputes pending, or to the best knowledge of JM threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against JM, or any of its Material Subsidiaries, including the Borrower, or any of their respective properties, (a) which in any manner draws into question the validity or enforceability of any Loan Document; or (b) in which there is a reasonable possibility of any adverse decision that would have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution or delay of this Agreement or any other Loan Document by any of the Loan Parties, or directing that such execution or delivery, or payment thereunder, not be consummated (or made) as herein or therein provided.

6.6       No Defaults.  No Default or Event of Default exists or would result
          -----------
from the incurring of any Obligations by any Loan Party.

6.7       ERISA and Canadian Pension Benefits and Employment Benefits
          -----------------------------------------------------------
Compliance. Except as in each case has not resulted or would not reasonably be expected to result in a Material Adverse Effect:

     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other U.S. or Canadian federal, or state or provincial law. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of JM, nothing has occurred which would cause the loss of such qualification. JM and each ERISA Affiliate and the Borrower has made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

     (b) There are no pending or, to the best knowledge of JM, (or the Borrower with respect to its Pension Plans) threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

     (c)  (i) No ERISA Event has occurred or is reasonably expected to occur,
          (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither JM nor any ERISA Affiliate nor the Borrower (with respect to itself) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or any breach or violation of applicable Canadian law (except for any such breach or violation of applicable Canadian law that would not reasonably be expected to have a Material Adverse Effect) (iv) neither JM nor any ERISA Affiliate nor the Borrower (with respect to itself) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither JM nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) - of ERISA.

6.8       [INTENTIONALLY DELETED].
          -----------------------

6.9       Title to Properties; Liens.  JM and each Material Subsidiary,
          --------------------------
including the Borrower, has good record and marketable title in fee simple to, or valid leasehold interests in (or the equivalent in the applicable jurisdiction), all real property necessary or used in the ordinary conduct of their respective businesses, except for any Permitted Liens and such defects in or other differences from such required title or interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10      Taxes.  JM and each of its Subsidiaries, including the Borrower,
          -----
have filed all Federal, provincial, state and other material tax returns and reports required to be filed, and have paid all Federal, provincial, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, (i) except those which are being contested in good faith by appropriate proceedings or (ii) where the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect.

6.11      Financial Condition.
          -------------------

     (a) The audited consolidated balance sheet of JM and its Subsidiaries dated December 31, 1997 and the unaudited balance sheet of the Borrower dated December 31, 1997, and each of the related consolidated statements of income or operations, stockholders' equity and cash flows (other than cash flows for the Borrower, which have not been prepared) for the fiscal periods ended on that date: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except for the absence of footnotes in the case of the Borrower's financial statements and (ii) are complete and accurate in all material respects and fairly present the financial condition of JM and its Subsidiaries or the Borrower, as the case may be, as of the date thereof and results of operations and (except in the case of the Borrower) cash flows for the period covered thereby.

     (b)  Since December 31, 1997, there has been no Material Adverse Effect.

6.12      Environmental Matters.  Except as disclosed in JM's Form 10-K with
          ---------------------
respect to its fiscal year ended December 31, 1997, JM conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on the business, operations and properties of JM and its Subsidiaries, including the Borrower, and as a result thereof JM has reasonably concluded that such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13      Regulated Entities.  None of the Loan Parties or any Subsidiary of
          ------------------
such Loan Parties is an "Investment Company" within the meaning of the Investment Company Act of 1940. None of the Loan Parties is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other U.S. or Canadian, Federal, provincial or state statute or regulation limiting its ability to incur Indebtedness.

6.14      Copyrights, Patents, Trademarks and Licenses, Etc.  JM and its
          --------------------------------------------------
Subsidiaries, including the Borrower, own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other-rights that are reasonably necessary for the operation of their respective businesses, without any known conflict with the rights of any other Person, except where the failure to so own, license or otherwise have the right to use any of the foregoing would not, alone or in the aggregate, be reasonably expected to have a Material Adverse Effect. To the best knowledge of JM (i) no product, process, method, substance, part or other material now employed, or now contemplated to be employed, by JM or any Subsidiary infringes upon any rights held by any other Person, (ii) except as specifically disclosed in the JM's Form 10-K for the fiscal year ended December 31, 1997, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of JM, threatened, and (iii) no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the best knowledge of JM, proposed, which, in any such case, would reasonably be expected to have a Material Adverse Effect described in clauses (i), (ii) or (iii).

6.15      Insurance.  The properties of JM and its Material Subsidiaries,
          ---------
including the Borrower, are insured, with financially sound and reputable insurance companies or through JM's own program of self-insurance, in such amounts, with such deductibles and covering such risks as are customary for companies engaged in similar businesses and owning similar properties in localities where JM or such Subsidiary operates.

6.16      Full Disclosure.  The factual information (other than any projections
          ---------------
or pro forma financial information) included in any exhibits, reports, statements or certificates furnished by or on behalf of JM or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of each Loan Party to the Banks prior to the Closing Date) concerning the operations, business, financial conditions, properties and prospects of JM and its Subsidiaries is, taken as a whole, true and correct in all material respects as of the date such information was supplied to the Agent and the Banks and, taken as a whole, does not omit any material fact required to be stated or necessary to make any statements made, in light of the circumstances under which they are made, not misleading. All projections and pro forma financial information are based on good faith assumptions and estimates that each Loan Party believed reasonable at the time made. However, because financial projections are based on estimates and assumptions about circumstances and events that have not yet taken place, actual results during the period covered by such projections may differ materially from the projected results.

6.17      Year 2000.  JM has reviewed the areas within its consolidated business
          ---------
and operations that could be adversely affected by, and has developed or is developing a plan to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by JM and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and plan, JM reasonably believes that the "Year 2000 Problem" will not have a Material Adverse Effect.

                                  ARTICLE VII
                                  -----------

                             AFFIRMATIVE COVENANTS
                             ---------------------

          So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance:

7.1       Financial Statements.  JM shall cause the Borrower's Designee to
          --------------------
deliver to the Agent in sufficient quantities for each Bank:

     (a) as soon as available, but not later than 110 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of JM and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Coopers & Lybrand or another nationally-recognized independent public accounting firm ("Independent Auditor")
                                                          -------------------
          which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position, results of operations and cash flows for the dates and for the periods indicated in conformity with GAAP. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of JM's or any Subsidiary's records;

     (b) as soon as available, but not later than 60 days after the and of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 1998), a copy of the unaudited consolidated balance sheet of JM and its Subsidiaries as of the end of such quarter and the related consolidated statement of income for the period commencing on the first day and ending on the last day of such quarter and statement of cash flow for the elapsed portion of the fiscal year ending on the last day of such quarter or at the end of the fiscal year, as the case may be, and certified by a Responsible Officer as being complete and accurate in all material respects and fairly presenting, in accordance with GAAP (subject to ordinary year-end audit adjustments and the absence of footnotes), the financial position and the results of operations and cash flows of JM and the Subsidiaries. As to any information contained in materials furnished pursuant to subsection 7.2(b), JM shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of JM to furnish the information and materials described in subsection (a) and
          (b) above at the times specified therein; and

     (c) as soon as available, but no later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 1998), and not later than 110 days after the end of each fiscal year, a copy of the unaudited balance sheet of the Borrower as of the end of such quarter or at of the end of the fiscal year, as the case may be, and the related statement of income for the period commencing on the first day and ending on the last day of such quarter or such fiscal year , as the case may be, or at the end of the fiscal year, as the case may be, and certified by a Responsible Officer as being complete in all material respects and fairly representing in accordance with GAAP (subject to ordinary year end audit adjustments and the absence of footnotes), the financial position and the results of operations of the Borrower.

7.2       Certificates; Other Information.  JM shall cause the Borrower's
          -------------------------------
Designee to furnish to the Agent in sufficient quantities for each Bank:

     (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a), (b) and (c), a Compliance Certificate executed by a Responsible Officer of JM;

     (b) promptly, copies of all reports on Forms 10-K, 10-Q and 8-K and any amendments thereto, or successor forms, which JM may file with the SEC;

     (c) as soon as available, but not later than 60 days after the end of each fiscal year, the annual operating budget for the next succeeding fiscal year adopted by JM; and

     (d) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

7.3       Notices.  JM shall cause the Borrower's Designee to promptly notify
          -------
the Agent (who shall notify each Bank):

     (a)  of the occurrence of any Default or Event of Default; and

     (b) of the occurrence of any of the following events affecting JM or any ERISA Affiliate or the Borrower (but in no event more than 10 days after such event) and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

          (i)   an ERISA Event;

          (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

          (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by JM or any ERISA Affiliate; or

          (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of JM setting forth details of the occurrence referred to therein, and stating what action JM or any affected Subsidiary proposes to take with respect thereto and at what time.

7.4       Preservation of Corporate Existence Etc.  JM shall, and shall cause
          ---------------------------------------
each of its respective Material Subsidiaries, including the Borrower, to:

     (a) preserve and maintain in full force and effect its (i) legal existence and (ii) good standing, if applicable, under the laws of its state or jurisdiction of incorporation or formation;

     (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

provided that nothing in this Section 7.4 shall prohibit (to the extent
--------
permitted under Section 8.3) (i) the merger of a Subsidiary into JM or the merger or consolidation of a Subsidiary (other than the Borrower) with another Person, if the Person surviving such consolidation or merger is a Subsidiary, or
(ii) the termination of the corporate existence of any Subsidiary (other than the Borrower) if JM in good faith determines that such termination is in the best interests of JM.

7.5       Maintenance of Property.  JM shall, and shall cause each of its
          -----------------------
Material Subsidiaries, including the Borrower, to maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

7.6       Insurance.  JM shall maintain, and shall cause each of its Material
          ---------
Subsidiaries, including the Borrower, to maintain, with financially sound and reputable insurers insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts and with such deductibles as are customarily carried under similar circumstances by such other Persons.

7.7       Payment of Obligations by JM.  JM shall, and shall cause each of its
          ----------------------------
Material Subsidiaries, including the Borrower, to pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

     (a) all tax liabilities, assessments and governmental charges or levies upon its properties or assets, unless the same are being contested in good faith by appropriate proceedings;

     (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and

     (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness;

except, in each case referred to in clause (a) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, or in each case referred to in clause (c), where failure to do so would not otherwise constitute a Default or Event of Default hereunder.

7.8       Compliance with Laws.  JM shall comply, and shall cause each of its
          --------------------
Material Subsidiaries, including the Borrower, to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including ERISA and all Environmental
Laws), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and except such as may be contested in good faith or as to which a bona fide dispute may exist.

7.9       Inspection of Property and Books and Records.  JM shall permit, and
          --------------------------------------------
shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial, operating and other records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower's Designee, and subject to the provisions of
Section 11.9, provided that the Agent or such Bank shall have given the Borrower's Designee a reasonable opportunity to participate therein in person or through a designated representative.

7.10      Use of Proceeds.  The Borrower shall use the proceeds of the Loans for
          ---------------
working capital, capital expenditures and other general corporate purposes.

7.11      [INTENTIONALLY DELETED]
          ----------------------

7.12      [INTENTIONALLY DELETED]
           ---------------------

7.13      Payment of Obligations by Borrower.  The Borrower shall pay and
          ----------------------------------
discharge as the same shall become due and payable, all of its obligations and liabilities, including:

     (a) all tax liabilities, assessments and governmental charges or levies upon its properties or assets, unless the same are being contested in good faith by appropriate proceedings;

     (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and

     (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness;

except, in each case referred to in clause (a) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, or in each case referred to in clause (c), where failure to do so would not otherwise constitute a Default or Event of Default hereunder.

                                  ARTICLE VIII
                                  ------------

                               NEGATIVE COVENANTS
                               ------------------

          So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

8.1       Limitation on Liens.  JM shall not, and shall not suffer or permit any
          -------------------
of its Subsidiaries, including the Borrower, to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):
            ---------------

     (a) any Lien existing on the Closing Date securing Indebtedness outstanding on the Closing Date;

     (b)  any Lien created under any Loan Document;

     (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by subsection 7.7(a);

     (d) carriers', warehousemen's, mechanics', landlords', materialman's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

     (e) Liens (other than any Lien imposed by ERISA) consisting of utility deposits or pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

     (f) Liens securing (i) the performance of bids, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

     (g)  Liens consisting of judgment or judicial attachment liens, provided
                                                                     --------
          that (i) no Event of Default exists under subsection 9.1(i) with respect to the judgment giving rise thereto, and (ii) no foreclosure or other enforcement proceedings have been commenced with respect thereto (unless effectively stayed); '

     (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of JM and its Subsidiaries, including the Borrower;

     (i) Liens on assets of Persons which become Subsidiaries or are merged into JM or a Subsidiary after the date of this Agreement, or on assets acquired by JM or any Subsidiary after the date of this Agreement;

          provided, however, that such Liens existed at the time the respective
          --------  --------
          Persons became Subsidiaries or such assets were acquired and were not created in connection with such transaction;

     (j) purchase money security interests on any property acquired or held by JM or its Subsidiaries, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such property; provided that (i) any such Lien attaches
                                      --------
          to such property concurrently with or within 90 days after the acquisition or completion of construction thereof, (ii) such Lien attaches solely to the property so acquired or constructed, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of acquiring or constructing such property;

     (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are
                                  --------
          otherwise permitted hereunder;

     (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit
                                                  -------- ----
          account is not a dedicated cash collateral account and is not subject to restrictions against access by JM or any Subsidiary in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by such Person to provide collateral to the depository institution;

     (m) Liens consisting of pledges of cash collateral, government securities or other marketable securities to secure Swap Contracts so long as the aggregate value of such collateral so pledged by JM and the Subsidiaries together in favour of any counterparties under such Swap Contracts does not at any time exceed $25,000,000 (U.S.);

     (n) Liens on any property or assets of a Subsidiary in favour of JM or a Subsidiary;

     (o) Liens in connection with leases or subleases in the ordinary course of business;

     (p) customary Liens in connection with documentary letters of credit, provided that such Liens are limited to the goods and documents
          --------
          covered by such letters of credit and proceeds thereof;

     (q) the extension, renewal or replacement of any Lien permitted by subsections 8.1(a), (i), (j) and (k) in connection with the extension, renewal or refinancing of the Indebtedness secured thereby, provided
                                                                      --------
          that any extension, modification or renewal Lien shall be limited to the property encumbered by the existing Lien and the principal amount of such Indebtedness being extended, renewed or refinanced does not increase;

     (r) Liens in connection with industrial development bonds or similar conduit financing to secure the related Indebtedness, so long as such Lien is limited to the assets of the related project;

     (s) Liens on Permitted Receivables (and any related property that would ordinarily be subjected to a Lien in connection with a Permitted Receivables Purchase Facility, such as proceeds of Permitted Receivables and records pertaining to Permitted Receivables) pursuant to Permitted Receivables Purchase Facilities permitted under Section 8.2(d); and

     (t)  consensual Liens not otherwise permitted hereunder; provided that the
                                                              --------
          aggregate principal amount of the Indebtedness secured by such Liens shall not exceed 5% of Consolidated Total Assets measured as of the last day of the fiscal quarter immediately preceding the date on which such Indebtedness is incurred.

8.2       Disposition of Assets.  JM shall not, and shall not suffer or permit
          ---------------------
any of its Subsidiaries, including the Borrower, to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

     (a) dispositions of inventory, or used, worn-out or surplus property, all in the ordinary course of business;

     (b) the sale of property to the extent that such property is exchanged for credit against the purchase price of other property, or the proceeds of such sale are reasonably promptly applied to the purchase price of other property;

     (c) dispositions of property by JM or any Subsidiary to JM or any Subsidiary or any Unrestricted Subsidiary pursuant to reasonable business requirements or dispositions to a Joint Venture in which JM or any Subsidiary is making or has made an Investment permitted by subsection 8.4(f);

     (d) dispositions of Permitted Receivables pursuant to Permitted Receivables Purchase Facilities; provided that the aggregate net uncollected balances of all Permitted Receivables so sold by the Loan Parties and any of their Subsidiaries together at any date of determination shall not exceed 5% of Consolidated Total Assets measured as of the last day of the fiscal quarter immediately preceding such date;

     (e) the lease or sublease of property by JM or any Subsidiary to other Persons in the ordinary course of business;

     (f) the sale of cash equivalents and other short term money market investments in the ordinary course of business pursuant to JM's usual and customary cash management policies and procedures; and

     (g) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) the aggregate value of all assets so
                        --------
          sold by JM and its Subsidiaries, together (but excluding any transaction permitted by clauses (a) through (f)), shall not in any fiscal year exceed 20% of Consolidated Total Assets measured as of the last day of the immediately preceding fiscal year and (ii) no dispositions of accounts or notes receivable shall be permitted under this subsection (g) unless in connection with the sale of all or substantially all of a business unit, division or Subsidiary of JM and such sale is otherwise permitted hereunder.

8.3       Consolidations and Mergers.  JM shall not, and shall not suffer or
          --------------------------
permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

     (a)  (i) any Subsidiary of JM may merge with JM, provided that JM shall be
                                                      --------
          the surviving corporation; (ii) any Subsidiary of a Loan Party may merge with any other Loan Party or any one or more Subsidiaries of any Loan Party, provided that (A) if any transaction shall be between a
                      --------
          Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation and (B) if the transaction is between a Loan Party and a non-Loan Party, such Loan Party shall be the continuing or surviving corporation; and (iii) all or substantially all of the business, property or assets of a Subsidiary may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions (upon voluntary liquidation or otherwise), to any Loan Party or any Wholly Owned Subsidiary;

     (b)  pursuant to an Acquisition permitted under Section 8.4; or

     (c)  pursuant to dispositions of assets permitted under Section 8.2.

8.4       Loans and Investments.  JM shall not purchase or acquire, or suffer or
          ---------------------
permit any of its Subsidiaries, including the Borrower, to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make any Acquisitions, or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of such Loan Parties or Subsidiary (collectively, ''Investments"), except for:

     (a) Investments held by JM or its Subsidiaries in the form of cash equivalents and short term money market investments in the ordinary course of business pursuant to JM's or such Subsidiary's usual and customary cash management policies and procedures;

     (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and any Investment acquired in exchange for or as a restructuring of any of the foregoing in this subsection
          (b) in connection with collection efforts;

     (c) notes receivable or other deferred payment obligations created in connection with a disposition of assets permitted under Section 8.2;

     (d) Investments in the capital stock of Subsidiaries or any Unrestricted Subsidiaries, and extensions of credit by JM to any of its Subsidiaries or Unrestricted Subsidiaries or by any of its Subsidiaries to JM or to any other Subsidiaries or any Unrestricted Subsidiaries; provided that no extension of credit or other Investment
                        --------
          by JM or any Subsidiaries to or in any Unrestricted Subsidiary shall be permitted if after giving effect thereto and to any dispositions of assets referred to in subsection 8.2(c), the aggregate value of all such extensions of credit and other Investments and asset dispositions to and in Unrestricted Subsidiaries when made would exceed 10% of JM's Consolidated Net Worth as of the last day of the immediately preceding fiscal quarter,

     (e) Investments incurred in order to consummate Acquisitions otherwise permitted herein, provided that (i) such Acquisitions are initiated
                            --------
          and undertaken in all material respects in accordance with all applicable Requirements of Law; (ii) the board of directors or equivalent governing body of the acquiree has not notified the acquiring Loan Party that it opposes such action or, if it had done so, such opposition has been withdrawn; (iii) after giving effect to such Acquisition, such Loan Party would be in compliance with Section 8.9; (iv) such Acquisition either (A) results in the acquired Person becoming a Wholly Owned Subsidiary of a Guarantor or any of its Subsidiaries, or (B) results in such acquired Person or the assets of such Person being subsumed by (1) a Guarantor, or (2) a Subsidiary of a Guarantor, and (v) immediately prior to and after giving effect thereto, no Event of Default would exist;

     (f)   Investments in Joint Ventures;

     (g) Investments constituting Swap Contracts or payments or advances under Swap Contracts;

     (h) employee loans and guarantees in accordance with JM's or such Subsidiary's usual and customary practices with respect thereto; and

     (i) other Investments not otherwise permitted hereunder not to exceed in the aggregate in any fiscal year an amount equal to 5% of Consolidated Total Assets as of the last day of the most recently ended fiscal year.

8.5       Limitation on Indebtedness.  JM shall not suffer or permit any of its
          --------------------------
Subsidiaries (other than JMII) to create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except

     (i)  Indebtedness created hereunder;

     (ii) Indebtedness secured by Liens permitted by subsection 8.1(j);

     (iii)Indebtedness in respect of capital leases in the ordinary course of business;

     (iv) subject to Section 8.4(d), Indebtedness of such Subsidiaries to JM or to any other Subsidiaries; and

     (v) other Indebtedness of such Subsidiaries not exceeding in the aggregate the amount of such Indebtedness outstanding on the Closing Date plus
                                                                          ----
          $50,000,000 (U.S.);

provided in each case that no Event of Default then exists or would result from
--------
the incidence of such additional Indebtedness permitted hereunder.

8.6       Use of Proceeds.  JM shall not, and shall not suffer or permit any of
          ---------------
its respective Subsidiaries, including the Borrower, to use any portion of the Loan proceeds directly or indirectly, (i) to purchase or carry Margin Stock,
(ii) to repay or otherwise refinance indebtedness of any Loan Parties or others incurred to purchase or carry Margin Stock, or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, in each case in violation of Regulation T, U or X of the FRB.

8.7       Restricted Payments.  JM shall not declare or make any dividend
          -------------------
payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that JM may:

     (a) declare and make dividend payments or other distributions payable solely in shares of its capital stock;

     (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its capital stock; and

     (c) declare or pay dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash;

provided, that, immediately after giving effect to any such proposed action
--------
described in clauses (a) through (c), no Event of Default would exist.

8.8       ERISA.  JM shall not, and shall not suffer or permit any of its ERISA
          -----
Affiliates or the Borrower to:

     (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or would reasonably be expected to result in liability of JM (or the Borrower) that would have a Material Adverse Effect upon JM; or

     (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.9       Change in Business.  JM shall not, and shall not suffer or permit any
          ------------------
of its Subsidiaries, including the Borrower, to engage in any material line of business substantially different from the same general line of business that JM is engaged in on the Closing Date plus extensions and expansions thereof and business and activity incidental or related thereto.

8.10      Minimum Fixed Charge Coverage Ratio.  JM shall not permit, as of the
          -----------------------------------
last day of any fiscal quarter, the ratio of (a) EBIT, measured for the period consisting of the four consecutive fiscal quarters ending on such day, to (b) interest expense (net of interest income), measured for the period consisting of the four consecutive fiscal quarters ending on such day, which was deductible in determining Consolidated Net Income or Consolidated Net Loss for such period, to be less than 2.50 to 1.00.

8.11      Maximum Leverage Ratio.  JM shall not permit, as of the last day of
          ----------------------
any fiscal quarter, the Leverage Ratio to exceed 3.50 to 1.00.

8.12      Minimum Consolidated Net Worth.  JM shall not permit, as of the last
          ------------------------------
day of any fiscal quarter, Consolidated Net Worth to be less than the sum of:

     (a)   $520,000,000 (U.S.); plus

     (b) 50% of Consolidated Net Income after December 31, 1997, through the end of each fiscal quarter thereafter, determined on a quarterly basis with no reduction for any Consolidated Net Loss; plus

     (c) 75% of the Net Securities Proceeds arising after December 31, 1997, to the date of determination.

As used herein, "Net Securities Proceeds" means, with respect to any sale or
                 -----------------------
issuance of equity securities (whether common or preferred, options, warrants or capital appreciation rights, but excluding any sales or issuance of stock pursuant to employee stock purchase plans, employee stock option plans or other employee benefit plans), the excess of (A) the gross cash and non-cash proceeds received or receivable by JM or any Subsidiary from such issuance minus (B) the
                                                                  -----
sum of (i) all Attorney Costs and underwriting and accounting fees and disbursements and government fees actually paid (or reasonably expected to be paid during the fiscal year in which such sale or issuance occurs) in connection with such sale or issuance which are not payable to JM or to any Affiliate of JM or any Subsidiary; and (ii) all taxes actually paid in connection with such sale or issuance.

8.13      [INTENTIONALLY DELETED]
          -----------------------

8.14      Non-Material Subsidiaries.  JM shall not permit the total revenues or
          -------------------------
total assets of all non-Material Subsidiaries together to exceed at any time 20% of the total revenues or total assets, as the case may be, of JM and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

8.15      Unrestricted Subsidiaries.  JM may from time to time deliver to the
          -------------------------
Agent a notice of a Responsible Officer of JM, in substantially the form of
Exhibit I, designating one or more of its Subsidiaries (other than the Borrower or JMII) as Unrestricted Subsidiaries; provided that no Subsidiary shall be
                                       --------
designated as an Unrestricted Subsidiary if, upon giving effect to such designation, JM would not be in compliance with subsection 8.4(d) or an Event of Default then exists or would otherwise result therefrom. JM shall not, and shall not permit its Subsidiaries, to enter into any contract, agreement, financing or other arrangement that would provide the creditors of any Unrestricted Subsidiary (including Persons with contingent claims against any Unrestricted Subsidiary) with any recourse to or against JM or any of its Subsidiaries or any of their respective assets or revenues. Any such certificate of a Responsible Officer designating any Unrestricted Subsidiaries shall certify to the Agent and the Banks that no Event of Default then exists or would result from such designation and that JM and its Subsidiaries are not parties to any contract or agreement that would provide any creditors of such Unrestricted Subsidiary with recourse to or against JM or any of its Subsidiaries and that no such creditor of such Unrestricted' Subsidiary would have recourse to or against JM or any of its Subsidiaries as a matter of law. Any Person designated as an Unrestricted Subsidiary in a notice of a Responsible Officer of JM as provided in this
Section 8.15 shall become an Unrestricted Subsidiary on the tenth Business Day after the Agent's receipt of such notice.

                                   ARTICLE IX
                                   ----------

                               EVENTS OF DEFAULT
                               -----------------

9.1       Event of Default.  Any of the following shall constitute an "Event of
          ----------------                                             --------
Default":
-------

     (a)  Non-Payment.  Any Loan Party fails to pay, (i) when and as required to
          -----------
          be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

     (b)  Representation or Warranty.  Any representation or warranty JM or any
          --------------------------
          Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by JM or any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

     (c)  Specific Defaults.  Any Loan Party fails to perform or observe any
          -----------------
          term, covenant or agreement contained in any of Section 7.4(a)(i), 7.10, or in Article VIII other than Section 8.14 thereof; or

     (d)  Other Defaults.  Any Loan Party fails to perform or observe any other
          --------------
          term or covenant contained in this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer had actual knowledge of such failure or (ii) the date upon which written notice thereof is given to the Borrower's Designee by the Agent or any Bank; or

     (e)  Cross-Default.  JM or any Subsidiary (i) fails to make any payment in
          -------------
          respect of any outstanding Indebtedness having an aggregate principal amount of more than $25,000,000 (U.S.) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity; or

     (f)  Insolvency; Voluntary Proceedings.  JM or any Subsidiary (i) generally
          ---------------------------------
          fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

     (g)  Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is
          -----------------------
          commenced or filed against JM or any Subsidiary, and such proceeding shall remain undismissed and unstayed for a period of 60 days; (ii) JM or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law or Canadian law) is ordered in any Insolvency Proceeding; or (iii) JM or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

     (h)  ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan
          -----
          or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect on JM or any other Loan Party under Title IV of ERISA, the Pension Plan, Multiemployer Plan or the PBGC; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $25,000,000 (U.S.); or (iii) JM or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that has resulted or could reasonably be expected to result in a Material Adverse Effect on JM;

     (i)  Monetary Judgments.  One or more non-interlocutory judgments, non-
          ------------------
          interlocutory orders, decrees or arbitration awards is entered against JM or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $25,000,000 (U.S.), or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

     (j)  Change of Control.  There occurs any Change of Control; or
          -----------------

     (k)  Guarantor Defaults.  Either Guarantor fails in any material respect to
          ------------------
          perform or observe any term, covenant or agreement in its Guaranty; or the Guaranty of either Guarantor is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or either Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.

9.2       Remedies.  If any Event of Default occurs, the Agent shall, at the
          --------
request of, or may, with the consent of, the Majority Banks, do any or all of the following:

     (a) declare the obligation of each Bank to make, continue, rollover or convert any Loans hereunder to be terminated, whereupon such obligations and each Bank's Commitment shall be terminated and the Borrower shall thereupon and thereafter not be entitled to request any Borrowings (whether through the Borrower's Designee or otherwise);

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other obligations and amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties to the fullest extent permitted by applicable law; and

     (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
--------  -------
(f) or (g) of Section 9.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the Commitment of each Bank shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and obligations and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, or any Bank.

                                   ARTICLE X
                                   ---------

                                   THE AGENT
                                   ---------

10.1      Appointment and Authorization; "Agent".  Each Bank hereby irrevocably
          --------------------------------------
(subject to Section 10.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.2      Delegation of Duties.  The Agent may execute any of its duties under
          --------------------
this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3      Liability of Agent.  None of the Agent-Related Persons shall (i) be
          ------------------
liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by any of the Loan Parties, the Borrower's Designee or any Subsidiary or Affiliate of any of the Loan Parties, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any of the Loan Parties or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Loan Parties or any of their respective Subsidiaries or Affiliates.

10.4      Reliance by Agent.
          -----------------

     (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any of the Loan Parties), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

     (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank.

10.5      Notice of Default.  The Agent shall not be deemed to have knowledge or
          -----------------
notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank, the Borrower's Designee or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until
                                     --------  -------
the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.6      Credit Decision.  Each Bank acknowledges that none of the Agent-
          ---------------
Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of each Loan Party and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Unless otherwise provided in this Agreement, the Agent will, upon receipt of same, forward to all of the Banks copies of all financial statements, notices, reports and other documents required to be furnished to the Agent hereunder by any Loan Party which are not by the terms hereof required to be distributed by such Loan Party directly to the Banks. Except for such financial statements, notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or either Guarantor or any Subsidiary which may come into the possession of any of the Agent-Related Persons.

10.7      Indemnification of Agent.  Whether or not the transactions
          ------------------------
contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), in accordance with the Banks' Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Bank
                                                 --------  -------
shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower or the Guarantors. The undertaking in this Section shall survive the termination of the Commitments, the payment of all other Obligations hereunder and the resignation or replacement of the Agent.

10.8      Agent in Individual Capacity.  Bank of Montreal and its Affiliates may
          ----------------------------
make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Loan Party and its Subsidiaries and Affiliates as though Bank of Montreal were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of Montreal or its Affiliates may receive information regarding each Loan Party or its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of Montreal shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent.

10.9      Successor Agent.  The Agent may, and at the request of the Majority
          ---------------
Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks, after consulting with and giving due regard to the suggestions of JM, shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Borrower's Designee (such approval not to be unreasonably withheld). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrower's Designee, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections
11.4 and 11.5 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

10.10     [INTENTIONALLY DELETED]
           ---------------------


10.11     [INTENTIONALLY DELETED]
           ---------------------

                                   ARTICLE XI
                                   ----------

                                 MISCELLANEOUS
                                 -------------

11.1      Amendments and Waivers.  No amendment or waiver of any provision of
          ----------------------
this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless (i) the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Borrower's Designee and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; or (ii) with respect to any amendment, modification, consent or waiver of any provision contained in Section 5.2 or Articles VI, VII, VIII or IX (other than Section 9.1(a)) of this Agreement, or the definitions in Article I of this Agreement used therein, including without limitation any waiver of compliance therewith as a condition to making any Loan, the same shall be in writing and signed by the Combined Majority Banks, and any such amendment or waiver so consented to or consent in writing by such Combined Majority Banks shall be effective to automatically effect the same amendment, waiver or consent to (but only to) the corresponding provisions of this Agreement regardless of whether or not the Banks hereunder have consented (or been asked to consent) provided,
                                                                  --------
however, that no such waiver, amendment, or consent (referred to in
-------
subparagraphs (i) or (ii) above) shall, unless in writing and signed by the Bank affected thereby and the Borrower's Designee and acknowledged by the Agent, do any of the following:

     (a) increase or extend the Commitment of such Bank (or reinstate any Commitment of such Bank terminated pursuant to Section 9.2);

     (b) postpone or delay any date fixed by this Agreement or the Notes for any payment of principal, interest or fees due to such Bank hereunder (including the date of any mandatory prepayment hereunder); or

     (c) reduce the principal of, or the rate of interest specified herein on, any Loan made by such Bank, or any fees payable to such Bank hereunder or under the Notes;

and provided further that no such waiver, amendment or consent unless in writing
    -------- -------
and signed by all the Banks and the Borrower's Designee and acknowledged by the Agent, shall do either of the following:

               (A) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder, or

               (B) amend this Section 11.1, Section 2.14, the definition of "Majority Banks" herein, or any provision herein providing for consent or other action by all Banks or some specified amount of Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in
     -------- -------
writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto and the additional parties benefiting therefrom. Each Loan Party authorizes the Borrower's Designee to execute any such amendment, waiver or consent for and on behalf of all Loan Parties.

11.2      Notices.
          -------

     (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower or the Borrower's Designee by facsimile (i) shall be promptly confirmed by a telephone call to the recipient at the number specified on Schedule 11.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.2; or, as directed to Borrower's Designee or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower's Designee and the Agent.

     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited with Canada Post, or if delivered, upon delivery; except that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent.

     (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

11.3      No Waiver, Cumulative Remedies.  No failure to exercise and no delay
          ------------------------------
in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

11.4      Costs and Expenses.  The Borrower shall:
          ------------------

     (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Agent within 30 days after demand (subject to subsection 5.1(f)) for all reasonable costs and expenses incurred by the Agent in connection with (i) the development, preparation, delivery and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and (ii) the consummation of the transactions contemplated hereby and thereby; and

     (b) pay or reimburse the Agent and each Bank within five Business Days after demand (subject to subsection 5.1(f)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.5      Indemnification.  Whether or not the transactions contemplated hereby
          ---------------
are consummated, each Loan Party shall indemnify, defend and hold the Agent, the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an

"Indemnified Person") harmless from and against any and all liabilities, claims,
-------------------
obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in connection with any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or the use of the Proceeds of any Loans, or any action taken or omitted by any such Person under or in connection with any of the foregoing, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that any Loan Party shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section and in Section 11.4 shall survive the termination of the Commitments and the payment of all other Obligations.

11.6      Payments Set Aside.  To the extent that any Loan Party makes a payment
          ------------------
to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

11.7   Successors and Assigns.  The provisions of this Agreement shall be
       ----------------------
binding upon and enure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

11.8      Assignments, Participations, Etc.
          ---------------------------------

     (a) Any Bank may, with the written consent of the Borrower's Designee and the Agent, (which in each case shall not be unreasonably withheld), at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any ratable part of all, of the Loans, the
              --------
          Commitment and the other rights and obligations of such Bank hereunder, provided, however, that (i) no written consent of the
                     --------  -------
          Borrower's Designee or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is another Bank or an Affiliate of such Bank; and (ii) except in connection with an assignment of all of a Bank's rights and obligations with respect to its Commitment and Loans any such assignment to an Eligible Assignee that is not a Bank hereunder shall be equal to or greater than $1,000,000 (Cdn.) or the U.S. Dollar Equivalent Amount thereof; and provided further, however, that the
                                         -------- -------  -------
          Borrower's Designee and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) such Bank and its Assignee shall have delivered to the Borrower's Designee and the Agent an Assignment and Acceptance Agreement substantially in the form of Exhibit G (an "Assignment and
                                                 ---------      --------------
          Acceptance"), together with any Note or Notes - subject to such
          ----------
          assignment; (B) a written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, in substantially the form of the Notice of Assignment and Acceptance attached as
          Schedule 1 to the Assignment and Acceptance, shall have been given to the Borrower's Designee and the Agent by such Bank and the Assignee; and (C) the assignor Bank or Assignee shall have paid to the Agent a processing fee in the amount of $3,500 (Cdn.).

     (b) From and after the date that the Agent notifies the assignor Bank that the Agent has received (and, if required, provided its consent with respect to and, if necessary, received the consent of the Borrower's Designee with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, (ii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom, and (iii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents; provided, however that the
                                                --------  -------
          assignor Bank shall not relinquish its rights under Article IV or under Sections 11.4 and 11.5 to the extent such rights relate to the time prior to the effective date of the Assignment and Acceptance. The Commitment allocated to each Assignee shall reduce the Commitment of the assigning Bank pro tanto.
                             ---------

     (c) Within five Business Days after its receipt of notice by the Agent that it has received (and, if necessary, consented to) an executed Assignment and Acceptance and payment of the processing fee (and provided that the Borrower's Designee consents to such assignment in accordance with subsection 11.8(a)), the Borrower's Designee shall execute and deliver to the Agent any new Notes requested by such Assignee evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes as requested by the assignor Bank evidencing the Loans and Commitment retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank, if any).

     (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating
                                                     -----------
          interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating
                                    --------  -------
          Bank's obligations under this Agreement shall remain unchanged, (ii)
          the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Borrower's Designee and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and
          (iv) no Bank shall transfer or
          grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section
          11.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1 (but only if and for so long as it is an Eligible Assignee), 4.3 and 11.5 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

     (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favour of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.9      Confidentiality.  Each Bank agrees to take and to cause its Affiliates
          ---------------
to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Loan Parties or any Subsidiary, or by the Agent on behalf of such Loan Party or such Subsidiary, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with any of the Loan Parties or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Bank, or (ii) was or becomes available on a non-confidential basis from a source other than any of the Loan Parties or any Subsidiary, provided that
                                                               --------
such source is not bound by a confidentiality agreement with any of the Loan Parties or any of their respective Subsidiaries known to such Bank; provided,
                                                                    --------
however, that any Bank may disclose such information (A) at the request or
-------
pursuant to any requirement of any Governmental Authority to which such Bank is subject or in connection with an examination of such Bank by any such authority;
(B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors, legal counsel and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to
                                  --------
keep such information confidential to the same extent required of the Banks hereunder, (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

11.10     Set-off.  In addition to any rights and remedies of the Banks provided
          -------
by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Borrower or the Borrower's Designee, any such notice being waived by the Borrower and the other Loan Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Borrower's Designee and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11     Notification of Addresses, Lending Offices, Etc.  Each Bank shall
          ------------------------------------------------
notify the Agent in writing of any changes in the address to which notices to such Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

11.12     Counterparts.  This Agreement may be executed in any number of
          ------------
separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.13     Severability.  The illegality or unenforceability of any provision of
          ------------
this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.14     No Third Parties Benefited.  This Agreement is made and entered into
          --------------------------
for the sole protection and legal benefit of the Loan Parties, the Banks, the Agent and the Agent Related Persons, the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.15     Governing Law and Jurisdiction.
          ------------------------------

     (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN;

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES,

          THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE LOAN PARTIES, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER
                         --------------------
          HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED-HERETO. THE LOAN PARTIES, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ONTARIO LAW.

11.16     Waiver of Jury Trial.  THE LOAN PARTIES, THE BANKS AND THE AGENT EACH
          --------------------
TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE LOAN PARTIES, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.17     Judgment.  If, for the purposes of obtaining judgment in any court, it
          --------
is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase at the Spot Rate the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in
------------------
accordance with the applicable provisions of this Agreement (the "Agreement
                                                                  ---------
Currency"), be discharged only to the extent that on the Business Day following
--------
receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency at the Spot Rate. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent in the Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

11.18     [INTENTIONALLY DELETED]
          -----------------------

11.19     Entire Agreement.  This Agreement, together with the other Loan
          ----------------
Documents, embodies the entire agreement and understanding among the Borrower, the Guarantors, the Banks, and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and to be delivered in Toronto, by their proper and duly authorized officers as of the day and year first above written.


JOHNS MANVILLE CANADA INC.              JOHNS MANVILLE CORPORATION,
as Borrower                             as Guarantor

By:  /s/ Roger P. Twisselman            By:  /s/ W. S. Bullock
   -------------------------               -------------------
Title:  Vice President and Secretary    Title:  Treasurer


                                        JOHNS MANVILLE INTERNATIONAL, INC.,
                                        as Guarantor

                                        By:  /s/ W. S. Bullock
                                           -------------------
                                        Title:  Treasurer


BANK OF MONTREAL, as a Bank             BANK OF MONTREAL, as Agent

By:   /s/ Leon H. Sinclair              By:  (signature unreadable)
   ----------------------                  ------------------------
Title:  Director                        Title:  Director

                                    ANNEX I
                                    -------

                                 PRICING CHART
                                 -------------


 Level    Funded Debt/EBITDA  Facility Fee    LIBOR    BA Stamping Fee   All-in Drawn   Base Rate/Adjusted
                                                                                          Prime Rate *
----------------------------------------------------------------------------------------------------------
I         Less than 1.25          0.1375%     0.2625%           0.2625%          0.40%             0
----------------------------------------------------------------------------------------------------------
II        Greater than or
          equal to 1.25 but
          less than  1.75           0.15%     0.35%             0.35%          0.50%             0
----------------------------------------------------------------------------------------------------------
III       Greater than or
          equal to 1.75 but
          less than 2.25           0.175%    0.425%            0.425%          0.60%             0
----------------------------------------------------------------------------------------------------------
IV        Greater than or
          equal to 2.25 but
          less than 2.75            0.20%     0.45%             0.45%          0.65%             0
----------------------------------------------------------------------------------------------------------
V         Greater than or
          equal to 2.75 but
          less than 3.00           0.225%    0.525%            0.525%          0.75%             0
----------------------------------------------------------------------------------------------------------
VI        Greater than or
          equal to 3.00             0.25%    0.625%            0.625%         0.875%              0
----------------------------------------------------------------------------------------------------------

______________________
* 1. The Leverage Ratio used to compute the Applicable Fee Amount, the Applicable Margin with respect to any LIBOR Loans and the applicable BA Stamping Fee for any Bankers' Acceptance shall be the Leverage Ratio set forth in Schedule 1 attached to the Compliance Certificate most recently delivered by the Borrower's Designee pursuant to Section 7.2(a) of the Credit Agreement; changes in the Applicable Fee Amount, Applicable Margin with respect to the LIBOR Loans and applicable BA Stamping Fee resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower's Designee to the Agent of a new Compliance Certificate pursuant to Section 7.2(a). If the Borrower's Designee shall fail to deliver a Compliance Certificate within the number of days after the end of any fiscal quarter or fiscal year as required pursuant to Section 7.2(a) (without giving effect to any grace period), the Applicable Fee Amount, Applicable Margin with respect to LIBOR Loans and applicable BA Stamping Fee from the first day after the date on which such Compliance Certificate was required to be delivered to the Agent to the Day the Borrower's Designee delivers to the Agent a Compliance Certificate shall conclusively equal the highest Applicable Fee Amount, Applicable Margin with respect to LIBOR Loans and applicable BA Stamping Fee set forth above.

     2. Notwithstanding the foregoing, the Applicable Fee Amount, Applicable Margin with respect to LIBOR Loans and applicable BA Stamping Fee for every day during the six-month period beginning on the Closing Date shall be no lower than Level III plus 1/10 of 1% per annum.

     3. If on any day and for each day after the initial six-month period referred to in note 2 above the Effective Amount of all Revolving Loans plus the Effective Amount of all Swingline Loans plus the Effective Amount of all L/C Obligations (as such terms are defined in the U.S. Credit Agreement) exceeds 50% of the Aggregate Commitment (as also defined therein) then in effect under the U.S. Credit Agreement, (a) the Applicable Margin with respect to LIBOR Loans shall be increased by 1/10 of 1% per annum for each such day and (b) a supplemental BA Stamping Fee shall be payable for each such day in respect of each Bankers' Acceptance outstanding on each such day, payable on the date such Bankers' Acceptance matures, in an amount determined by (i) multiplying the undiscounted face amount of such Bankers' Acceptance by 1/10 of 1% and (ii) dividing the result by 365 or 366, as the case may be.